                                                                     EXHIBIT 2.1


                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                             NEOWARE SYSTEMS, INC.,

                               RABBIT CORPORATION,

                              MAXSPEED CORPORATION,

             AND WITH RESPECT TO SECTION 2.3 AND ARTICLE VIII ONLY,

                             WEI CHING AND CHU NEI,

                  AND WEI CHING, AS SHAREHOLDER REPRESENTATIVE

                          DATED AS OF OCTOBER 25, 2005









Note: Pursuant to a request submitted to the Securities and Exchange Commission for confidential treatment, portions of Section 1.6(c)(i) of this Agreement and Plan of Merger have been omitted. The omitted information is marked with brackets and asterisks [**]. The omitted information has been filed separately with the Securities and Exchange Commission.

                                TABLE OF CONTENTS
                                -----------------
                                                                            PAGE

ARTICLE I  THE MERGER..........................................................2
    1.1     The Merger.........................................................2
    1.2     Closing Date; Effective Time.......................................2
    1.3     Effects of the Merger..............................................2
    1.4     Articles of Incorporation; Bylaws..................................2
    1.5     Directors and Officers.............................................3
    1.6     Merger Consideration...............................................3
    1.7     Effect on Company Stock............................................8
    1.8     Surrender of Certificates.........................................12
    1.9     Company's Transfer Books Closed...................................14
    1.10    Lost Certificates.................................................14
    1.11    Dissenting Shares.................................................14

ARTICLE II  REPRESENTATIONS AND WARRANTIES OF COMPANY AND, WITH RESPECT
              TO SECTION 2.3 ONLY, THE PRINCIPAL SHAREHOLDERS.................15
    2.1     Organization and Qualification; Subsidiaries......................15
    2.2     Articles of Incorporation and Bylaws..............................16
    2.3     Capitalization....................................................16
    2.4     Authority.........................................................18
    2.5     No Conflict; Required Filings and Consents........................18
    2.6     Compliance; Permits...............................................19
    2.7     Financial Statements; Internal Controls...........................20
    2.8     No Undisclosed Liabilities; No Liquidation of WFOEs...............21
    2.9     Absence of Certain Changes or Events..............................21
    2.10    Absence of Litigation.............................................22
    2.11    Employee Benefit Plans............................................22
    2.12    Employment and Labor Matters......................................24
    2.13    Product Warranties................................................25
    2.14    Title to Property; Absence of Liens...............................25
    2.15    Taxes.............................................................26
    2.16    Environmental Matters.............................................28
    2.17    Brokers...........................................................29
    2.18    Intellectual Property.............................................29
    2.19    Material Contracts................................................34
    2.20    Insurance.........................................................36
    2.21    Board Approval....................................................36
    2.22    Inapplicability of Certain Statutes...............................36
    2.23    Grants, Incentives and Subsidies..................................36
    2.24    Encryption and Other Restricted Technology........................37
    2.25    Off Balance Sheet Liabilities.....................................37
    2.26    Foreign Corrupt Practices Act.....................................37
    2.27    Accounts Receivable...............................................37
    2.28    Inventory.........................................................37

                                      (i)

    2.29    Sufficiency of Assets.............................................37
    2.30    Representations Complete..........................................38

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB..........38
    3.1     Organization and Qualification; Subsidiaries......................38
    3.2     Certificate of Incorporation and Bylaws...........................38
    3.3     Authority.........................................................38
    3.4     No Conflict; Required Filings and Consents........................39
    3.6     Representations Complete..........................................40

ARTICLE IV  COVENANTS OF COMPANY..............................................40
    4.1     Conduct of Business...............................................40

ARTICLE V  ADDITIONAL AGREEMENTS..............................................43
    5.1     Information Statement.............................................43
    5.2     Merger Sub Shareholder Meeting....................................44
    5.3     Confidentiality; Access to Information............................44
    5.4     No Solicitation...................................................45
    5.5     Public Disclosure.................................................45
    5.6     Reasonable Efforts; Notification..................................45
    5.7     Third Party Consents..............................................46
    5.8     Closing Cash Balance; Closing Working Capital.....................47
    5.9     Distribution of the Holdback Amount...............................47
    5.10    Company Shareholder List..........................................47
    5.11    Audited Financial Statements......................................47
    5.12    Director and Officer Indemnification..............................47
    5.13    Registration of Maxspeed Co. (Shanghai) as Sales Corporation......48
    5.14    Spin-off of Maxspeed Co. (Beijing)................................48

ARTICLE VI  CONDITIONS TO THE MERGER..........................................48
    6.1     Conditions to Obligations of Each Party...........................48
    6.2     Additional Conditions to Obligations of Company...................49
    6.3     Additional Conditions to the Obligations of Parent and
              Merger Sub......................................................49

ARTICLE VII  TERMINATION, AMENDMENT AND WAIVER................................51
    7.1     Termination.......................................................51
    7.2     Notice of Termination; Effect of Termination......................52
    7.3     Fees and Expenses.................................................52
    7.4     Amendment.........................................................53

ARTICLE VIII  SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION.....53
    8.1     Survival of Representations, Warranties and Covenants.............53
    8.2     Indemnification...................................................53
    8.3     Procedures for Indemnification....................................54
    8.4     Indemnification Exclusive; Limitations on Amount..................56
    8.5     Right to Offset...................................................56

                                      (ii)

ARTICLE IX  GENERAL PROVISIONS................................................57
    9.1     Notices...........................................................57
    9.2     Interpretations...................................................58
    9.3     Counterparts......................................................58
    9.4     Entire Agreement; Parties in Interest.............................59
    9.5     Severability......................................................59
    9.6     Other Remedies; Specific Performance..............................59
    9.7     Governing Law.....................................................59
    9.8     Rules of Construction.............................................60
    9.9     Assignment........................................................60
    9.10    Waiver of Jury Trial..............................................60
    9.11    Definitions.......................................................60









                                     (iii)

                                INDEX OF EXHIBITS
                                -----------------


Exhibit A-1   Persons Subject to Voting Agreements
Exhibit A-2   Form of Voting Agreement
Exhibit B-1   Persons Subject to Noncompetition Agreements
Exhibit B-2   Form of Noncompetition Agreement
Exhibit C-1   Persons Subject to Employment Agreements
Exhibit C-2   Forms of Employment Agreements
Exhibit D     Form of Escrow Agreement
Exhibit E     Matters to be covered in Opinion of Counsel













                                      (iv)

                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------


         This AGREEMENT AND PLAN OF MERGER is made and entered into as of October 25, 2005, among NEOWARE SYSTEMS, INC., a Delaware corporation ("Parent"), RABBIT CORPORATION, a California corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), MAXSPEED CORPORATION, a California corporation ("Company"), and with respect to Section 2.3 and Article VIII only, WEI CHING and CHU NEI, (collectively the "Principal Shareholders") and Wei Ching as Shareholder Representative (the "Shareholder Representative").

                                    RECITALS
                                    --------

         A. Upon the terms and subject to the conditions of this Agreement (as defined in Section 1.2 below) and in accordance with the California General Corporation Law ("California Law"), Parent, Merger Sub and Company intend to effect the merger of Merger Sub with and into Company.

         B. The Board of Directors of each of Parent and Merger Sub has approved this Agreement, the Merger (as defined in Section 1.1) and the other transactions contemplated by this Agreement, and the Board of Directors of Merger Sub has determined to recommend that the stockholder of Merger Sub vote to approve this Agreement, the Merger and the other transactions contemplated by this Agreement.

         C. The Board of Directors of Company has unanimously (i) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, Company and its shareholders; and (ii) approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) determined to recommend that the shareholders of Company approve this Agreement, the Merger and the other transactions contemplated by this Agreement.

         D. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, certain principal shareholders of Company, whose names are listed on Exhibit A-1, are entering into voting agreements in substantially the form attached hereto as Exhibit A-2 (the "Voting Agreements").

         E. As a material inducement to Parent to consummate the Merger, (i) certain individuals whose names are listed on Exhibit B-1 shall enter into non-competition agreements in substantially the form attached hereto as Exhibit B-2 (the "Noncompetition Agreements") with Parent, each of which shall become effective as of the Effective Time (as defined herein), and (ii) certain individuals whose names are listed on Exhibit C-1 shall enter into Employment Agreements in substantially the form attached hereto as Exhibit C-2 with Parent, each of which shall become effective as of the Effective Time (as defined herein) (the "Employment Agreements").

         NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    ARTICLE I

                                   THE MERGER
                                   ----------

         1.1      THE MERGER.

         In accordance with the provisions of this Agreement and California Law, at the Effective Time (as defined in Section 1.2), Merger Sub shall be merged (the "Merger") with and into Company, whereupon the separate existence of Merger Sub shall cease and Company shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") in the Merger.

         1.2      CLOSING DATE; EFFECTIVE TIME.

         Subject to the terms and conditions of this Agreement, the closing of the Merger and the other transactions contemplated by this Agreement (the "Closing") shall take place at the offices of McCausland Keen & Buckman, 259 North Radnor-Chester Road, Radnor, Pennsylvania 19087, at a time and on a date to be designated by Parent and Company (the time and date upon which the Closing actually occurs being referred to herein as the "Closing Date"), which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI hereof (other than those conditions which by their terms are to be satisfied or waived as of the Closing) or at such other time, date and location as Parent and Company shall mutually agree. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing an agreement of merger with the Secretary Of State of the State of California the time of such filing (or such later time as may be agreed in writing by Company and Parent and specified in the agreement of merger) being the "Effective Time") as soon as practicable on or after the Closing Date.

         1.3      EFFECTS OF THE MERGER.

         From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of Company and Merger Sub, all as set forth in this Agreement and as provided under California Law.

         1.4      ARTICLES OF INCORPORATION; BYLAWS.

                  (a) At the Effective Time, the articles of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided by law; provided, however, that at the Effective Time, the articles of incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be "Neoware - CA."

                  (b) The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be, at the Effective Time, the bylaws of the Surviving Corporation until thereafter amended.

         1.5      DIRECTORS AND OFFICERS.

         The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of the Merger Sub immediately prior to the Effective Time.

         1.6      MERGER CONSIDERATION.

         Subject to Section 1.6(b), the aggregate consideration (the "Merger Consideration") payable for all the Common Stock, no par value, of Company (the "Company Common Stock") and the Preferred Stock, no par value, of Company (the "Company Preferred Stock," and together with the Company Common Stock, the "Company Stock") issued and outstanding immediately prior to the Effective Time shall be as follows:

                  (a) Payment of Initial Merger Consideration. At Closing, Parent shall pay an aggregate of $24,000,000, less the amount of the adjustments as provided in Section 1.6(b) (the "Initial Merger Consideration"), which shall be paid by Parent as follows: (i) pursuant to Section 1.7, Parent shall pay to the holders of Company Stock an amount equal to the Initial Merger Consideration minus $4,800,000 (the "Closing Payment"), (ii) $4,800,000 (the "Escrow Amount"), shall be held and disbursed pursuant to an Escrow Agreement in substantially the form attached hereto as Exhibit D (the "Escrow Agreement") and (iii) $1,400,000 (the "Holdback Amount") shall be held back by Parent for up to 12 months commencing on the Closing Date (the "Holdback Period") solely to cover any severance, contract termination or other costs related to the Transition Plan set forth on Schedule 1.6(a). The Escrow Amount shall be held by the Escrow Agent pursuant to the Escrow Agreement. Each of the Company Shareholders (as defined in Section 2.4) shall be deemed to have contributed its pro rata portion of the Escrow Amount and the Holdback Amount in accordance with Section 1.7 ("Pro Rata Shares"). The Escrow Amount will be subject to set-off for any indemnification claims arising during the two- year period commencing on the Closing Date (the "Escrow Period"), subject to the conditions contained herein and in the Escrow Agreement.

                  The Escrow Agreement shall terminate at the close of business on the last day of the Escrow Period, unless there are any unresolved indemnification or other claims or disputes on such date pursuant to which Parent may be entitled to all or a portion of the Escrow Amount. In the event of any such unresolved claims or disputes, the Escrow Agreement will continue in force, but any portion of the Escrow Amount which exceeds the amount for which a claim has been made or a dispute exists shall be released to the Paying Agent for distribution to the Company Shareholders, except as provided in the Escrow Agreement. The Principal Shareholders' liability for the claims of Parent under
Section 2.3 of this Agreement shall not be limited to the Escrow Amount, and the liability of the holders of the Company Common Stock shall be limited to the Escrow Amount plus one-half of the Contingent Consideration, subject to the conditions set forth in Section 8.5.

                  (b) Adjustments to Initial Merger Consideration.

                           (i) The Initial Merger Consideration shall be
adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Stock), cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Stock occurring on or after the date hereof and prior to the Effective Time.

                           (ii) The Initial Merger Consideration shall be
adjusted as follows at the Closing
if it is determined that:

                                    (a) the amount of the cash and cash
equivalents of Company reflected on the Company's Estimated Closing Balance Sheet (as defined below) ("Estimated Closing Cash Balance") is less than $9,000,000. The Initial Merger Consideration shall be adjusted downward dollar-for-dollar in the amount equal to the difference between $9,000,000 and the Estimated Closing Cash Balance. For purposes of this Agreement, "Estimated Closing Balance Sheet" shall mean an unaudited balance sheet of Company and its Subsidiaries as defined in Section 2.1(b)) as of the Closing Date, prepared in accordance with generally accepted accounting principles consistently applied in accordance with past practice and the Unaudited Balance Sheet (as defined in Section 2.7) delivered to Parent three (3) days prior to the Closing Date in accordance with Section 5.8; and

                                    (b) the amount of the current assets (net of
the Estimated Closing Cash Balance reflected on the Estimated Closing Balance Sheet) minus current liabilities reflected on the Estimated Closing Balance Sheet (the "Estimated Closing Working Capital") is less than $3,700,000. The Initial Merger Consideration shall be adjusted downward dollar-for-dollar in the amount equal to the difference between $3,700,000 and the Estimated Closing Working Capital.

For the avoidance of doubt, the parties agree that Company shall be permitted to pay bonus payments of up to $2,000,000 to the individuals and in the amounts set forth in Section 1.6(b)(ii)(b) of the Company Schedule prior to the Effective Time, provided that such payments are reflected on the Estimated Closing Balance Sheet and that the Initial Merger Consideration is reduced in accordance with this Section 1.6(b); provided further that to avoid double-counting, such payments and the accrued liability for such payments shall not affect both the Estimated Closing Cash Balance and the Estimated Closing Working Capital.

                           (iii) Within 120 days following the Closing Date,
Parent may, at its election, cause to be prepared and delivered to the Shareholder Representative a balance sheet of Company and its Subsidiaries as of the Closing Date (the "Final Closing Balance Sheet") reflecting the final cash and cash equivalents (the "Final Closing Cash Balance") and the amount of the current assets (net of the Final Closing Cash Balance) minus current liabilities (the "Final Working Capital"). If the amount of the Final Closing Cash Balance of Company reflected on the Final Closing Balance Sheet is less than the lesser of (A) $9,000,000 and (B) the Estimated Closing Cash Balance, then an amount equal to such difference (the "Cash Balance Adjustment") shall be paid to Parent out of the Escrow Amount. If the amount of the Final Working Capital of Company reflected on the Final Closing Balance Sheet is less than the lesser of (A) $3,700,000 and (B) the Estimated Closing Working Capital, then an amount equal to such difference (the "Working Capital Adjustment") shall be paid to Parent out of the Escrow Amount. The Final Closing Balance Sheet shall be prepared in accordance with generally accepted accounting principles consistently applied in accordance with past practice and the Company's Unaudited Balance Sheet.

                                    (a) If the Shareholder Representative
disputes the Final Closing Cash Balance or the Final Working Capital, it shall notify Parent in writing within 15 business days after receipt of the Final Closing Balance Sheet that it disputes the Final Closing Cash Balance and/or the Final Working Capital; such notice shall specify in reasonable detail the nature of the dispute.

                                    (b) During the 15 business day period
following the receipt of such notice disputing the Final Closing Cash Balance or the Final Working Capital, (i) Parent and the Shareholder Representative shall attempt to resolve such dispute and to determine the appropriateness of the Final Closing Cash Balance or the Final Working Capital and (ii) Parent shall provide access to the Shareholder Representative during regular business hours upon reasonable prior written notice, as reasonably requested by the Shareholder Representative, to the Surviving Corporation's and, if necessary, Parent's, books and records relevant to the determination of the Final Closing Cash Balance or the Final Working Capital.

                                    (c) If, within such 15 business day period,
Parent and the Shareholder Representative shall fail to resolve all of their disputes, any unresolved disputes shall be referred immediately to an independent accounting firm that is mutually acceptable to Parent and the Shareholder Representative (the "Accounting Firm"). The Accounting Firm shall accept such documentary and oral evidence from the parties as it shall reasonably determine and, in any event, shall render a final determination in writing as to the appropriate amount of the Final Closing Cash Balance within thirty (30) days after referral of any disputes, and both Parent and the Shareholder Representative shall be bound by the final determination of the Accounting Firm and shall have no right of objection or appeal thereto. The fees and expenses of the Accounting Firm in acting pursuant to this subsection (c) shall be paid one-half by Company from the Escrow Amount and one-half by Parent, except that if, with respect to any dispute relative to the Final Closing Cash Balance or the Final Working Capital that in the judgment of the Accounting Firm, one party has adopted a position or positions with respect to the calculations of the Final Closing Cash Balance or the Final Working Capital that is frivolous or clearly without merit, the Accounting Firm may, in its discretion, assign a greater portion of any such fees and expenses to such party, up to and including all of such fees and expenses. The Final Closing Cash Balance and the Final Working Capital, as set forth in the Final Closing Balance Sheet if agreed to by the Shareholder Representative as presented, or as determined pursuant to any agreement of the parties or pursuant to the final determination of the Accounting Firm, shall be used to determine the Cash Balance Adjustment and/or the Working Capital Adjustment, if any, to be paid to Parent from the Escrow Amount in accordance with subsection (d) set forth immediately below, and shall be deemed to be the final and agreed upon Final Closing Cash Balance and Final Working Capital.

                                    (d) If the Final Closing Cash Balance or the
Final Working Capital is adjusted pursuant to the terms of this Section 1.6(iii), (i) Parent and the Shareholder Representative, if the Final Closing Cash Balance and/or the Final Working Capital is agreed to by the parties, or
(ii) the Accounting Firm, if the Final Closing Cash Balance and/or the Final Working Capital is determined by the Accounting Firm, shall immediately notify the Escrow Agent of the Cash Balance Adjustment and/or the Working Capital Adjustment and instruct the Escrow Agent to distribute to Parent the amount of the of Escrow Amount equal to the Cash Balance Adjustment and/or the Working Capital Adjustment, which amount shall be recoverable by Parent in accordance with the terms of this Section 1.6 and the Escrow Agreement.

                           (iv) Any adjustments to the Initial Merger
Consideration shall reduce the Series A Merger Consideration (as defined in
Section 1.7(a)), the Series B Merger Consideration (as defined in Section 1.7(a)), the Series C Merger Consideration (as defined in Section 1.7(a)) and the Common Initial Merger Consideration (as defined in Section 1.7(a)) in proportion to the Initial Merger Consideration (prior to any adjustments) each such class or series would have been entitled to receive in the Merger compared to the total Initial Merger Consideration (prior to any adjustments).

                           (v) For purposes of this Agreement and the Escrow
Agreement, and the transactions contemplated hereby and thereby, each of the Company Shareholders hereby appoints the Shareholder Representative to act as its representative, subject to the provisions of Section 1.6(vi) below. If the Shareholder Representative dies or resigns or otherwise terminates or declines to accept his authority hereunder, his successor shall be Dr. Stephen Chiao. The Shareholder Representative is authorized to take any action deemed by him appropriate or reasonably necessary to carry out the provisions of, and authorized to act on behalf of, the holders of Company Stock for all purposes related to this Agreement and the Escrow Agreement, including having full and exclusive authority to (i) give and receive notices and communications, (ii) authorize payments to Parent from the Escrow Account in satisfaction of claims by Parent, (iii) object to such payments, (iv) approve or object to the payment of the Contingent Consideration (as defined below), (v) agree to, negotiate, enter into settlements and compromises of, and comply with and appeal orders of courts and awards of arbitrators with respect to such claims, and (vi) take all other actions that are necessary or appropriate in the judgment of the Shareholder Representative for the accomplishment of the foregoing. All decisions, consents, instructions and actions of the Shareholder Representative shall constitute a decision, consent, instruction or action of the Shareholders and be binding and conclusive upon the Company Shareholders and Company and may be relied upon by Parent, Surviving Corporation and the Escrow Agent as being the decision, consent, instruction or action of the Company Shareholders.

                           (vi) The Shareholder Representative shall not be
liable to any of the former holders of Company Stock, Surviving Corporation or Parent or any other party for any error of judgment, act done or omitted by him in good faith, or mistake of fact or law unless caused by his own gross negligence or willful misconduct. In taking any action or refraining from taking any action whatsoever the Shareholder Representative shall be protected in relying upon any notice, paper or other document reasonably believed by him to be genuine, or upon any evidence reasonably deemed by him to be sufficient. The Shareholder Representative may consult with counsel in connection with his duties and shall be fully protected in any act taken, suffered or permitted by him in good faith in accordance with the advice of counsel. The Shareholder Representative shall not be responsible for determining or verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement or the Escrow Agreement.

                  (c) Payment of Contingent Merger Consideration.

                           As additional consideration for the Merger, and
subject to the conditions and set forth in this Section 1.6(c), Section 1.13 (Dissenting Shares) and Article VIII, Parent shall make the following payments (collectively the "Contingent Consideration") to the Paying Agent for distribution of the Per Share Contingent Consideration (as defined in Section 1.7(a)) to the holders of the Company Common Stock:

                           (i) an amount equal to [**] times the amount of
consolidated revenues of Parent in excess of the sum of (A) $[**] and (B) $[**] multiplied by the number of Business Days (as defined below) in the period commencing on the Closing Date and ending on December 31, 2005, for the period commencing on the Closing Date and ending on December 31, 2006, excluding any revenues from products or services acquired by Parent or any of its Affiliates subsequent to the Closing in any mergers, acquisitions or other transactions (the "Post-Closing Acquisition Revenues," provided that the Contingent Consideration shall not exceed $4,000,000 (the "Earnout Revenues"). In the event that the Closing does not occur on or before December 31, 2005, Parent and Company agree to amend this Section 1.6(c)(i) to appropriately adjust the calculation of the Contingent Consideration. The term "Business Day" shall mean any day other than a Saturday, Sunday or public holiday under the laws of the State of Delaware.

                           (ii) The amount of the Earnout Revenues of Parent
under this Section 1.6(c) shall be calculated pursuant to U.S. GAAP applied consistently with Parent's past practice, as the case may be, provided, however, that all the Earnout Revenues of Parent shall be subject to adjustment for credits or debits related to product returns, price adjustments and non-payment of invoices, and shall not include any Post-Closing Acquisition Revenues. The Earnout Revenues relating to the period from the Closing Date through December 31, 2005 shall be adjusted based on invoices, and the foregoing credits and adjustments, recorded by Parent consistent with Parent's past practice. In the event that Parent becomes aware of an adjustment to the Earnout Revenues after the end of the Earnout Period and prior to the payment of the Contingent Consideration, that it has determined will be reflected in accordance with GAAP in its consolidated financial statements for the quarter ending March 31, 2007, the Earnout Revenues shall be adjusted to reflect such adjustment. No adjustments shall be made after the payment of the Contingent Consideration. The Earnout Revenues shall be calculated based on the consolidated revenues of Parent for the quarters ending December 31, 2005, March 31, 2006 and June 30, 2006 as set forth in Parent's Annual Report on Form 10-K for the year ended June 30, 2006 ("2006 Annual Report") and the consolidated revenues of Parent as set forth in the Quarterly Reports on Form 10-Q for the quarters ended September 30, 2006 and December 31, 2006 (collectively, the "Quarterly Reports") filed with the Securities and Exchange Commission. In the event that Parent shall not have filed its 2006 Annual Report and its Quarterly Reports on or before February 15, 2007, the Earnout Revenues shall be calculated based on its audited financial statements for the fiscal year ending June 30, 2006 and its unaudited financial statements prepared in accordance with U.S. GAAP consistently applied with past practice for the fiscal quarters ending September 30, 2006 and December 31, 2006, which Parent shall deliver to the Shareholder Representative on or before February 14, 2007.

------------------------------
[**] Pursuant to a request submitted to the Securities and Exchange Commission for confidential treatment, this portion of Section 1.6(c)(i) of this Agreement has been omitted. The omitted information has been filed separately with the Securities and Exchange Commission.

                           (iii) On or before February 19, 2007, Parent shall
deliver to the Shareholder Representative a calculation of the Earnout Revenues and of the Contingent Consideration, if any.

                           (iv) Contingent Consideration, if any, payable under
Section 1.6(c) shall be paid to the Paying Agent within the earlier of (i) thirty (30) days after the filing of Parent's Quarterly Report on Form 10-Q for the quarter ending December 31, 2006 and (ii) March 11, 2007.

                           (v) The Shareholder Representative shall have the
right, at its sole expense, to audit Parent's records related and limited to the performance under Section 1.6(c) as is necessary to verify the amount of Contingent Merger Consideration payable, upon at least ten days prior notice, in a manner not disruptive of Parent's business during normal business hours.

                           (vi) Parent shall provide the Shareholder
Representative promptly with copies of any information and make members of management of Parent available during normal business hours and upon reasonable notice to answer questions requested by the Shareholder Representative which is reasonably necessary to confirm or verify the Earnout Revenues or any other information or matters addressed in this Section 1.6(c) which are related to the calculation of the Contingent Merger Consideration.

                           (vii) In the event that Parent and the Shareholder
Representative are unable to agree on the determination of any matter under this
Section 1.6(c), either Parent or the Shareholder Representative may deliver to the other notice in writing setting forth the disputed items and a proposed resolution of such disputed items (a "Dispute Notice"). The Shareholder Representative and Parent shall endeavor in good faith to resolve any disputed items within thirty (30) days of the receipt of a Dispute Notice. If the Shareholder Representative and Parent are unable to resolve all disputed items within such thirty (30) day period, they shall appoint within ten (10) days following the expiration of such thirty (30) day period an independent accounting firm that is mutually acceptable to Parent and the Shareholder Representative (the "Accounting Arbitrator") to resolve the items remaining in dispute (the "Disputed Items"). The Accounting Arbitrator shall use all reasonable efforts to provide an opinion as regards all Disputed Items within thirty (30) days following its appointment and the determination of the Accounting Arbitrator in respect of the correctness of each of the Disputed Items shall be conclusive and binding on the Shareholder Representative, the holders of Company Common Stock and Parent absent manifest error. The scope of the Accounting Arbitrator's review shall be limited to only the Disputed Items. All fees and expenses of any Accounting Arbitrator selected in accordance with this Section 1.6(c) shall be borne equally by Parent and the Shareholder Representative.

         1.7      EFFECT ON COMPANY STOCK.

         At the Effective Time, subject to the terms and conditions of this Agreement, including, without limitation, the escrow and indemnification provisions set forth in this Article I and Article VIII, the following events shall occur by virtue of the Merger and without any action on the part of Merger Sub, Company or any of the Company Shareholders.

                  (a) Definitions.

                           (i) "Common Initial Merger Consideration" means
$3,000,000, subject to adjustment as provided in Section 1.6(b).

                           (ii) "Per Share Common Closing Payment" means the Per
Share Common Initial Merger Consideration minus the sum of (a) the Per Share Common Escrow Amount and (b) the Per Share Common Holdback Amount.

                           (iii) "Per Share Common Escrow Amount" means the
quotient obtained by dividing (a) $600,000 by (b) the number of shares of Company Common Stock issued and outstanding at the Effective Time.

                           (iv) "Per Share Common Holdback Amount" means the
quotient obtained by dividing (a) $174,900 by (b) the number of shares of Company Common Stock issued and outstanding at the Effective Time.

                           (v) "Per Share Common Initial Merger Consideration"
means the quotient obtained by dividing (a) the Common Initial Merger Consideration by (b) the number of shares of Company Common Stock issued and outstanding at the Effective Time.

                           (vi) "Per Share Contingent Consideration" means the
quotient obtained by dividing (a) the Contingent Consideration by (b) the number of shares of Company Common Stock issued and outstanding at the Effective Time.

                           (vii) "Per Share Series A Closing Payment" means the
Per Share Series A Merger Consideration minus the sum of (a) the Per Share Series A Escrow Amount and (b) the Per Share Series A Holdback Amount.

                           (viii) "Per Share Series A Escrow Amount" means the
quotient obtained by dividing (a) $160,152 by (b) the number of shares of Series A Preferred Stock issued and outstanding at the Effective Time.

                           (ix) "Per Share Series A Holdback Amount" means the
quotient obtained by dividing (a) $46,684 by (b) the number of shares of Series A Preferred Stock issued and outstanding at the Effective Time.

                           (x) "Per Share Series A Merger Consideration" means
the quotient obtained by dividing (a) the Series A Merger Consideration by (b) the number of shares of Series A Preferred Stock issued and outstanding at the Effective Time.

                           (xi) "Per Share Series B Closing Payment" means the
Per Share Series B Merger Consideration minus the sum of (a) the Per Share Series B Escrow Amount and (b) the Per Share Series B Holdback Amount.

                           (xii) "Per Share Series B Escrow Amount" means the
quotient obtained by dividing (a) $1,841,360 by (b) the number of shares of Series B Preferred Stock issued and outstanding at the Effective Time.

                           (xiii) "Per Share Series B Holdback Amount" means the
quotient obtained by dividing (a) $536,757 by (b) the number of shares of Series B Preferred Stock issued and outstanding at the Effective Time.

                           (xiv) "Per Share Series B Merger Consideration" means
the quotient obtained by dividing (a) the Series B Merger Consideration by (b) the number of shares of Series B Preferred Stock issued and outstanding at the Effective Time.

                           (xv) "Per Share Series C Closing Payment" means the
Per Share Series C Merger Consideration minus the sum of (a) the Per Share Series C Escrow Amount and (b) the Per Share Series C Holdback Amount.

                           (xvi) "Per Share Series C Escrow Amount" means the
quotient obtained by dividing (a) $2,198,488 by (b) the number of shares of Series C Preferred Stock issued and outstanding at the Effective Time.

                           (xvii) "Per Share Series C Holdback Amount" means the
quotient obtained by dividing (a) $640,859 by (b) the number of shares of Series C Preferred Stock issued and outstanding at the Effective Time.

                           (xviii) "Per Share Series C Merger Consideration"
means the quotient obtained by dividing (a) the Series C Merger Consideration by
(b) the number of shares of Series C Preferred Stock issued and outstanding at the Effective Time.

                           (xix) "Series A Merger Consideration" means $800,758,
subject to adjustment as provided in Section 1.6(b).

                           (xx) "Series B Merger Consideration" means
$9,206,802, subject to adjustment as provided in Section 1.6(b).

                           (xxi) "Series C Merger Consideration" means
$10,992,440, subject to adjustment as provided in Section 1.6(b).

                  (b) Conversion of Company Series A Preferred Stock. Each share of Series A Preferred Stock, no par value, of Company (the "Series A Preferred Stock") issued and outstanding immediately prior to the Effective Time, other than any Series A Preferred Stock to be canceled pursuant to Section 1.7(e) and Dissenting Shares, will be canceled and extinguished and automatically converted into and represent solely the right to receive the Per Share Series A Merger Consideration minus the Per Share Series A Escrow Amount, which Parent will deliver to the Escrow Agent pursuant to Section 1.8, and minus the Per Share

Series A Holdback Amount, which will be held back by Parent in accordance with
Section 1.6(a) and the Transition Plan, with the Per Share Series A Closing Payment payable without interest to the holder of such Series A Preferred Stock upon surrender of the certificate representing such Series A Preferred Stock in the manner provided in Section 1.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.10).

                  (c) Conversion of Company Series B Preferred Stock. Each share of Series B Preferred Stock, no par value, of Company (the "Series B Preferred Stock") issued and outstanding immediately prior to the Effective Time, other than any Series B Preferred Stock to be canceled pursuant to Section 1.7(e) and Dissenting Shares, will be canceled and extinguished and automatically converted into and represent solely the right to receive the Per Share Series B Merger Consideration minus the Per Share Series B Escrow Amount, which Parent will deliver to the Escrow Agent pursuant to Section 1.8, and minus the Per Share Series B Holdback Amount, which will be held back by Parent in accordance with
Section 1.6(a) and the Transition Plan, with the Per Share Series B Closing Payment payable without interest to the holder of such Series B Preferred Stock upon surrender of the certificate representing such Series B Preferred Stock in the manner provided in Section 1.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.10).

                  (d) Conversion of Company Series C Preferred Stock. Each share of Series A Preferred Stock, no par value, of Company (the "Series C Preferred Stock") issued and outstanding immediately prior to the Effective Time, other than any Series C Preferred Stock to be canceled pursuant to Section 1.7(e) and Dissenting Shares, will be canceled and extinguished and automatically converted into and represent solely the right to receive the Per Share Series C Merger Consideration minus the Per Share Series A Escrow Amount, which Parent will deliver to the Escrow Agent pursuant to Section 1.8, and minus the Per Share Series C Holdback Amount, which will be held back by Parent in accordance with
Section 1.6(a) and the Transition Plan, with the Per Share Series C Closing Payment payable without interest to the holder of such Series C Preferred Stock upon surrender of the certificate representing such Series C Preferred Stock in the manner provided in Section 1.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.10).

                  (e) Conversion of Company Common Stock. Each share of Company Common Stock, issued and outstanding immediately prior to the Effective Time, other than any Company Common Stock to be canceled pursuant to Section 1.7(e) and Dissenting Shares, will be canceled and extinguished and automatically converted into and represent solely the right to receive the Per Share Common Initial Merger Consideration minus the Per Share Common Escrow Amount, which Parent will deliver to the Escrow Agent pursuant to Section 1.8, and minus the Per Share Common Holdback Amount, which will be held back by Parent in accordance with Section 1.6(a) and the Transition Plan, with the Per Share Common Closing Payment payable without interest to the holder of such Company Common Stock upon surrender of the certificate representing such Company Common Stock in the manner provided in Section 1.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.10), plus the Per Share Contingent Consideration, if any, payable in accordance with Section 1.7.

                  (f) Adjustment to Initial Merger Consideration. In the event of a Cash Balance Adjustment and/or a Working Capital Adjustment to the Initial Merger Consideration, the Series A Merger Consideration, the Series B Merger Consideration, the Series C Merger Consideration and the Common Merger Consideration shall each be adjusted based on the proportion that the Initial Merger Consideration to be paid to each such series or class bears to the total Initial Merger Consideration, prior to adjustment.

                  (g) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Stock that is held by Company as treasury stock or any direct or indirect wholly-owned Subsidiary of Company or by Parent or any of its Subsidiaries immediately prior to the Effective Time shall at the Effective Time remain outstanding, shall not be converted under Section 1.7 into the right to receive the Per Share Merger Consideration with respect thereto.

                  (h) Merger Sub Common Stock. Each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

                  (i) Company Options. At the Effective Time, each outstanding Company Option, to the extent not exercised, shall be cancelled and extinguished and shall not be assumed by Parent. Company shall deliver to the Company option holders (i) proper notice in accordance with the of the terms of the applicable option plan of Company informing such holders of the limited time during which option holders may exercise their options and that such options will terminate at the Effective Time and (ii) a form of exercise notice for use in effecting such exercise.

         1.8      SURRENDER OF CERTIFICATES.

                  (a) Paying Agent. Parent shall select an institution reasonably acceptable to Company to act as the paying agent (the "Paying Agent") in the Merger to receive the funds to which holders of Company Stock shall become entitled pursuant to Sections 1.6.

                  (b) Parent to Provide Initial Merger Consideration. Promptly after the Effective Time, Parent shall make available for exchange in accordance with this Article I, (i) cash to the Paying Agent for payment of the Series A Closing Payment, the Series B Closing Payment, the Series C Closing Payment and the Common Closing Payment pursuant to Section 1.7 in exchange for issued and outstanding shares of Company Stock, and (ii) cash in the amount of the Escrow Amount to the Escrow Agent (as defined in Section 1.8(c)). The Escrow Amount will be delivered to the Escrow Agent under the Escrow Agreement (the "Escrow Agent") and held and distributed in accordance with the terms of the Escrow Agreement. The Escrow Amount will be used to partially secure the Company Shareholders' indemnification obligations set forth in Article VIII and as partial satisfaction of claims of Parent as set forth in Article VIII. Any recovery by Parent against the Escrow Amount shall be made in accordance with the Pro Rata Share of the Company Shareholders' contribution to the Escrow Amount. To the extent that there is any Escrow Amount remaining in the Escrow Account after payment of all claims and expenses and which has not been reserved for claims under this Agreement and the Escrow Agreement at the end of the Escrow Period, such Escrow Amount will be released to the Company Shareholders in accordance with their Pro Rata Share of their contribution to the Escrow Amount. The Holdback Amount shall be held and distributed by Parent in accordance with the terms and conditions of the Transition Plan.

                  (c) Exchange Procedures. As soon as reasonably practicable after the Effective Time, but in any event no later than ten (10) business days after the Effective Date, the Paying Agent shall mail to each holder of record of Certificates for Company Stock (the "Certificates"): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent and Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for a cash payment of the proper Merger Consideration when and if it becomes payable under this Agreement. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor by check or wire transfer, as the case may be, an amount equal to the proper Merger Consideration when and if it becomes payable under this Agreement, and the Certificate so surrendered shall forthwith be canceled. No interest shall be paid or accrued on any Merger Consideration upon the surrender of any Certificates. In the event of a transfer of ownership of Company Stock which is not registered in the transfer records of the Company, payment of the proper Merger Consideration when and if it becomes payable under this Agreement may be paid to a transferee if the Certificate representing such Company Stock, as applicable, is presented to the Paying Agent, accompanied by all documents that the Paying Agent may require to evidence and effect such transfer and by evidence that any applicable stock transfer or other taxes required as a result of such payment to a Person other than the registered holder of such shares have been paid. Until surrendered and exchanged as contemplated by this Section 1.8, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender an amount equal to the proper Merger Consideration when and if it becomes payable under this Agreement.

                  (d) No Further Rights in Company Stock. The Merger Consideration paid upon the surrender of Certificates for exchange of Company Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Stock. After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Company Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Paying Agent or the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 1, except as otherwise provided by Applicable Law.

                  (e) Required Withholding. Each of the Paying Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Stock such amounts as may be required (as advised by tax counsel for Parent) to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended (the "Code") or under any provision of state, local or other foreign tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

                  (f) No Liability. Notwithstanding anything to the contrary in this Section 1.8, neither the Paying Agent, Parent, the Surviving Corporation, the Escrow Agent nor any party hereto shall be liable to a holder of Company Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

         1.9      COMPANY'S TRANSFER BOOKS CLOSED.

         At the Effective Time: (i) the share transfer books of Company shall be deemed closed, and no transfer of any Company Stock or any Certificates in respect thereof shall thereafter be made or consummated; and (ii) all holders of Company Stock that was outstanding immediately prior to the Effective Time shall cease to have any rights as holders of Company Stock, other than the right to receive the Merger Consideration. No further transfer of any such Company Stock shall be made on such share transfer books after the Effective Time.

         1.10     LOST CERTIFICATES.

         If any Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder thereof, and, if required by Parent, the entry by such owner of such lost, stolen or destroyed certificate into an indemnification agreement in form satisfactory to Parent, or the posting of a bond in such sum as Parent may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Paying Agent, the Paying Agent shall pay such amounts which the Company Stock represented by such Certificates were converted pursuant to Section 1.7.

         1.11     DISSENTING SHARES.

                  (a) Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Common Stock or Company Preferred Stock held by a holder who has exercised and perfected appraisal rights for such shares in accordance with Chapter 13 of California Law and who has not effectively withdrawn or lost such appraisal rights ("Dissenting Shares") shall not be converted into or represent a right to receive the Merger Consideration for the Company Stock set forth in Section 1.6 hereof, (and subject to the provisions of Section 8.2 hereof), but the holder thereof shall only be entitled to such rights as are provided by California Law.

                  (b) Notwithstanding the provisions of Section 1.11(a) hereof, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder's appraisal rights under California Law, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive the Merger Consideration for Company Stock, set forth in Section 1.6 and Section 1.7 hereof, without interest thereon, and subject to the provisions of Section 8.2 hereof, upon surrender of the certificates representing such shares.

                  (c) Company shall give Parent (i) prompt notice of any written demand for appraisal received by Company pursuant to the applicable provisions of California Law, and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. After Closing, the Shareholder Representative shall control the negotiations and proceedings with respect to such demands. Prior to Closing, Company shall not, and after Closing the Shareholder Representative shall not, except with the prior written consent of Parent, which consent shall not unreasonably be withheld, voluntarily make any payment with respect to any such demands or offer to settle or settle any such demands. Notwithstanding the foregoing, to the extent that Parent or Company (i) makes any payment or payments in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement or (ii) incurs any other reasonable costs or expenses in respect of any Dissenting Shares (excluding payments for such shares) (together "Excess Dissenting Share Payments"), Parent shall be entitled to recover under the terms of Article VIII hereof the amount of such Excess Dissenting Share Payments.

                                   ARTICLE II

         REPRESENTATIONS AND WARRANTIES OF COMPANY AND, WITH RESPECT TO
                  SECTION 2.3 ONLY, THE PRINCIPAL SHAREHOLDERS

         As of the date hereof and as of the Closing Date, Company and, with respect to Section 2.3 only, the Principal Shareholders hereby severally and not jointly represent and warrant to Parent and Merger Sub, subject to such exceptions as are specifically disclosed in writing in the disclosure schedule supplied by Company and, with respect to Section 2.3 only, the Principal Shareholders to Parent dated as of the date hereof and as of the Effective Time as though made at the Effective Time and certified by a duly authorized officer of Company (the "Company Schedule"), as follows:

         2.1      ORGANIZATION AND QUALIFICATION; SUBSIDIARIES.

                  (a) Each of Company and its Subsidiaries (as defined below) is a corporation or legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate, partnership or similar power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except where the failure to do so would not, individually, or in the aggregate, have a Material Adverse Effect (as defined in Section 9.2) on Company. Each of Company and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("Approvals") necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, have a Material Adverse Effect on Company.

                  (b) Except as set forth in Section 2.1(b) of the Company Schedule, Company does not own any shares of capital stock or any interest in, or control, directly or indirectly, any other corporation, limited liability company, partnership, association, joint venture or other business entity.
Schedule 2.1(b) lists each corporation, limited liability company, partnership, association, joint venture or other business entity of which the Company owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of the members of the board of directors or similar governing body (each, a "Subsidiary"), including, but not limited to, its two wholly foreign-owed enterprises ("WFOEs") established in the People's Republic of China ("PRC"). Neither Company nor any of its Subsidiaries has agreed nor is obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

                  (c) Company and each of its Subsidiaries is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of their business requires such qualification and where the failure to so qualify, individually, or in the aggregate, would have a Material Adverse Effect on the Company.

         2.2      ARTICLES OF INCORPORATION AND BYLAWS.

         Company has previously furnished to Parent a complete and correct copy of its articles of incorporation and its bylaws each as amended to date (together, the "Company Charter Documents") and the equivalent organizational documents of each of Company's Subsidiaries. Such Company Charter Documents and equivalent organizational documents of each of its Subsidiaries are in full force and effect. Company is not in violation of any of the provisions of the Company Charter Documents, and no Subsidiary of Company is in violation of its equivalent organizational documents.

         2.3      CAPITALIZATION.

                  (a) The authorized capital stock of Company consists of 30,000,000 shares of Company Common Stock, 2,250,000 shares of Series A Preferred Stock, 8,947,383 shares of Series B Preferred Stock and 1,600,000 shares of Series C Preferred Stock. At the close of business on the date of this
Agreement: (i) 7,878,003 shares of Company Common Stock were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable and not subject to pre-emptive rights; (ii) no shares of Company Common Stock were held in treasury by Company or by Subsidiaries of Company; and
(iii) 746,109 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding options to purchase Company Common Stock ("Company Options") under Company's employee stock option plans (the "Company Option Plans"). As of the date hereof, 12,782,343 shares of Company Preferred Stock were issued and outstanding, of which 2,250,000 shares were Series A Preferred Stock, 8,947,383 were Series B Preferred Stock and 1,600,000 shares were Series C Preferred Stock. Section 2.3(a) of the Company Schedule sets forth the names and addresses appearing on the records of Company of each holder of Company Stock and the number of shares of Company Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock owned by each such holder and the date of issuance, and the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the name and address of the optionee; (ii) the particular plan or agreement pursuant to which such Company Option was granted; (iii) the grant dates; (iv) the termination dates; (v) the exercise price of such option; (vi) the vesting schedule; and (vii) the number of shares of Company Stock subject to such

Company Option. Company has made available to Parent accurate and complete copies of all stock option plans, as well as of all other agreements, pursuant to which the Company has granted such Company Options that are currently outstanding and the form of all option agreements evidencing such Company Options. Other than as described herein and in Section 2.3 of the Company Schedule, as of the date of this Agreement, Company had no other securities authorized, reserved for issuance, issued or outstanding. Except as set forth in
Section 2.3 of the Company Schedule, or as provided in this Agreement, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Option as a result of the Merger. All outstanding shares of Company Common Stock and Company Preferred Stock, all outstanding Company Options, and all outstanding shares of capital stock of each Subsidiary of Company have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements (as defined below) and (ii) all requirements set forth in applicable contracts. For the purposes of this Agreement, "Legal Requirements" means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issues, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (as defined below in Section 2.5(b)).(b) Except as set forth in Section 2.3(a) or Section 2.3(b) of the Company Schedule, as of the date of this Agreement, there are no equity securities, partnership interests or similar ownership interests of any class of equity security of any Subsidiary of Company, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Section 2.3(b) of the Company Schedule or as set forth in Section 2.3(a) hereof, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Company or any of its Subsidiaries is a party or by which it is bound obligating Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Company or any of its Subsidiaries or obligating Company or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. As of the date of this Agreement, except as contemplated by this Agreement, there are no registration rights and there is no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which Company or any of its Subsidiaries is a party or by which they are bound with respect to any equity security of any class of Company or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its Subsidiaries.

                  (b) Shares of Company Stock are not listed in any foreign or domestic stock exchange or quotation system.

                  (c) The shareholders of each of the WFOEs have acted in accordance with their obligations under the articles of association of the WFOE and have made their capital contributions in full in accordance with such articles of association and PRC laws.

                  (d) There is no circumstance or event peculiar to either of the WFOEs which would have a Material Adverse Effect on the WFOE's ability to repay its shareholder loans, to convert its income and revenue denominated in RMB into foreign currency to meet its foreign exchange requirements and for the purposes of remitting dividends or any other form of distributions payable to its foreign investors outside the PRC.

         2.4      AUTHORITY.

         Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, subject to obtaining the approval of the holders of the Company Stock (the "Company Shareholders") to this Agreement, the Merger and the other transactions contemplated by this Agreement, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by Company and the consummation by Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Company and no other corporate proceedings on the part of Company are necessary to authorize this Agreement to consummate the transactions so contemplated (other than the approval of this Agreement, the Merger and the other transactions contemplated by this Agreement by the Company Shareholders. The only votes of the holders of the Company Stock required in connection with the consummation of the Merger are (i) the affirmative vote of at least a majority of the outstanding shares of the Series A Preferred Stock, (ii) the affirmative vote of at least a majority of the outstanding shares of the Series B Preferred Stock, (iii) the affirmative vote of at least a majority of the outstanding shares of the Series C Preferred Stock, (iv) the affirmative vote of at least a majority of the outstanding shares of the Company Common Stock and (v) the affirmative vote of at least a majority of the outstanding shares of the Company Preferred Stock. The principal shareholders whose names are set forth on Exhibit A-2 hereto have duly executed and, concurrently with the execution of this Agreement, delivered to Parent copies of their Voting Agreements. This Agreement has been duly and validly executed and delivered by Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal and binding obligation of Company, enforceable against Company in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

         2.5      NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

                  (a) The execution and delivery of this Agreement by Company do not, and the performance of this Agreement by Company shall not, (i) conflict with or violate the Company Charter Documents or the equivalent organizational documents of any of Company's Subsidiaries, (ii) subject to obtaining the approval of the holders of the Company Stock as set forth in Section 2.4 and compliance with the requirements set forth in Section 2.5(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Company or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Company's or any of its Subsidiaries' rights or alter the rights or obligations of any third Person under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Company or any of its Subsidiaries pursuant to, any agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature to which Company or any of its Subsidiaries is a party or by which Company or any of its Subsidiaries or its or any of their respective properties are bound or affected, except to the extent such conflict, violation, breach, default, impairment or other effect would not, in the case of clauses
(ii) or (iii), individually or in the aggregate, (A) reasonably be expected to have a Material Adverse Effect on Company or (B) prevent or materially delay consummation of the Merger or otherwise prevent the parties from performing their obligations under this Agreement.

                  (d) The execution and delivery of this Agreement by Company do not, and the performance of this Agreement by Company shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency, commission, governmental or regulatory authority or body, domestic or foreign (a) "Governmental Entity") with respect to Company, its Subsidiaries and the holders of Company Stock other than (a) the filing of the agreement of merger with the Secretary of State of the State of California and appropriate documents with the authorities of other states in which Company is qualified to do business and (b) any actions or filings the absence of which would not be reasonably expected to be, individually or in the aggregate, material to Company or to materially impair the ability of Company to consummate the transactions contemplated by the Agreement.

         2.6      COMPLIANCE; PERMITS.

                  (a) Neither Company nor any of its Subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to Company or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Company or any of its Subsidiaries is a party or by which Company or any of its Subsidiaries or its or any of their respective properties is bound or affected, except for any conflicts, defaults or violations that (individually or in the aggregate) would not be reasonably expected to have a Material Adverse Effect on Company. No investigation or review by any Governmental Entity is pending or, to the Knowledge of Company, threatened against Company or its Subsidiaries, nor has any Governmental Entity indicated to Company an intention to conduct the same, other than, in each such case, those the outcome of which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company.

                  (b) Company and its Subsidiaries hold all franchises, grants, permits, licenses, variances, easements, consents, certificates, exemptions, orders and approvals and other authorizations from governmental authorities which are (i) material to the operation of the business of Company and its Subsidiaries taken as a whole or (ii) necessary to own, lease and operate the properties Company and its Subsidiaries purport to own, operate or lease, except in the case of (ii) where the failure to have such Company Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company (collectively, the "Company Permits"). Company and its Subsidiaries have been and are in compliance in all material respects with the terms of the Company Permits and any conditions placed thereon.

                  (c) Each of the WFOEs has sought all necessary approvals from all relevant and appropriate national, provincial, municipal or local government or regulatory authorities, necessary to (i) carry on its business and to engage in the design and development of such software and related products and technologies as determined by the WFOE from time to time and (ii) carry on its business on the premises occupied by the WFOE. All necessary approvals obtained by each of the WFOEs have been duly, validly and properly issued or granted and are valid and continuing, and neither of the WFOEs is in breach of any of the terms and conditions of any such approvals, and there is no reason why any of them should be suspended, cancelled or revoked; each of the WFOEs has complied with all formalities and procedures required under the applicable laws for carrying on its business.

                  (d) Neither of the WFOEs or any of its legal representatives, directors, officers, employees or agents (during the course of their duties and for whose act the WFOE or any of them may be vicariously liable) has committed or omitted to do any act or thing the commission or omission of which is in contravention of any PRC laws giving rise to any fine, penalty, default, proceedings or liability on its part which would adversely affect the business or conditions (financial or otherwise) of the WFOE.

                  (e) Each of the WFOEs has borrowed and extended all of their loans in full compliance with all applicable PRC laws, including the requirements issued by the State Administration of Foreign Exchange and its relevant local branches.

         2.7      FINANCIAL STATEMENTS; INTERNAL CONTROLS.

                  (a) Section 2.7 of the Company Schedule contains true and complete copies of (i) the consolidated audited balance sheets of Company at December 31, 2003 and 2004, and the related audited income statement for the years then ended (the "Audited Financial Statements"), and (ii) the unaudited balance sheet of Company at September 30, 2005, (the "Unaudited Balance Sheet") and the related income statement for the nine months then ended, including, except for the nine-month period, the notes thereto (the financial statements described in clause (i) and (ii) above are collectively referred to as the "Financial Statements").

                  (b) Each set of the Financial Statements (including, in each case, any related notes thereto) was prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents in all material respects the consolidated financial position of Company and its Subsidiaries at the respective dates thereof and the consolidated results of its operations for the periods indicated, except that the unaudited financial statements were or are subject to normal adjustments which were not or are not expected to be material in amount and fairly represents in all material respects Company's revenue recognition policies.

                  (c) Company has furnished to Parent monthly unaudited consolidated balance sheets and income statements for each of the months for the eight months ended August 31, 2005, and such monthly financial statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and fairly present in all material respects the financial position of Company as of August 31, 2005 and for the eight-month period then ended, except for the omission of notes, accruals and adjustments.

                  (d) Company maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Except as set forth in Section 2.7(d) of the Company Schedule, Company (i) maintains disclosure controls and procedures to ensure that material information relating to Company and its Subsidiaries is made known to the management of Company by others within those entities and (ii) has no significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect Company's ability to record, process, summarize and report financial information. Company has disclosed to Company's Board of Directors (i) any such significant deficiencies or material weaknesses and (ii) any fraud, whether or not material, that involves management or other employees who have a role in Company's internal controls.

         2.8      NO UNDISCLOSED LIABILITIES; NO LIQUIDATION OF WFOES.

                  (a) Except as disclosed in Section 2.8 of the Company Schedule, there are no liabilities of Company or any Subsidiary of Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (i) liabilities disclosed or provided for in the Company Unaudited Balance Sheet or in the notes thereto; (ii) liabilities which are, individually or in the aggregate, not material to the business, results of operations or financial condition of Company and its Subsidiaries taken as a whole; (iii) liabilities incurred since September 30, 2005 which are not in excess of $10,000 individually or $50,000 in the aggregate, or which were not incurred in the ordinary course of business, and none of which is material to the business, results of operations or financial condition of Company and its Subsidiaries, taken as a whole, or (iv) liabilities permitted to be incurred under this Agreement in accordance with Section 4.1.

                  (b) Neither of the WFOEs has taken any steps to enter into liquidation. No legal, legislative or administrative proceedings or other steps or actions have been commenced or threatened (i) to wind up, dissolve, or eliminate either of the WFOEs or (ii) to withdraw, remove or cancel its business license.

         2.9      ABSENCE OF CERTAIN CHANGES OR EVENTS.

                  Except as disclosed in Section 2.9 of the Company Schedule, since December 31, 2004 to the date hereof there has not been: (i) any Material Adverse Effect on Company; (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Company's or any of its Subsidiaries' capital stock, or any purchase, redemption or other acquisition by Company of any of Company's capital stock or any other securities of Company or its Subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements; (iii) any split, combination or reclassification of any of Company's or any of its Subsidiaries' capital stock; (iv) any granting by Company or any of its Subsidiaries of any increase in compensation or fringe benefits, or any payment by Company or any of its Subsidiaries of any bonus, or any granting by Company or any of its Subsidiaries of any increase in severance or termination pay or any entry by Company or any of its Subsidiaries into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Company of the nature contemplated hereby; (v) entry by Company or any of its Subsidiaries into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property (as defined in Section 2.18) other than licenses in the ordinary course of business consistent with past; (vi) any change by Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP; (vii) any revaluation by Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of Company other than in the ordinary course of business; (viii) any revaluation by Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable; (ix) any Tax (as defined in Section 2.15) election or accounting method change inconsistent with past practice, agreement to pay, settlement or compromise of any Tax liability or extension or waiver of any limitation period with respect to Taxes, or request or negotiation for or receipt of any Tax rulings; or any amendment to the Company Charter Documents.

         2.10     ABSENCE OF LITIGATION.

                  Except as disclosed in Section 2.10 of the Company Schedule, there are no claims, actions, suits or proceedings pending or, to the Knowledge of Company, threatened (or, to the Knowledge of Company, any governmental or regulatory investigation pending or threatened) against Company or any of its Subsidiaries or any properties or rights of Company or any of its Subsidiaries, before any Governmental Entity.

         2.11     EMPLOYEE BENEFIT PLANS.

                  (a) All employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document and including, without limitation, all "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) covering any active, former employee, director or consultant of Company, any Subsidiary of Company or any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with Company within the meaning of Section 414 of the Code (an "Affiliate"), or with respect to which Company has liability (the "Plans"), and all management, employment, severance, consulting, relocation, repatriation, expatriation, visa, work permit, International Employee Plans (as defined below) or other contract between Company or any Affiliate and any Employee (the "Employment Contracts") are listed in Section 2.11(a) of the Company Schedule. Company has provided to
Parent: (i) correct and complete copies of all documents embodying each Plan and Employment Agreement, including (without limitation) all amendments thereto, all related trust documents, and all material written agreements and contracts relating to each such Plan or Employment Agreement; (ii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Plan and the three (3) most recent annual actuarial valuations, if any, prepared for each Company Employment Agreement and/or any

International Employee Plan; (iii) the most recent summary plan description together with the summary(ies) of modifications thereto, if any, required under ERISA with respect to each Plan; (iv) all Internal Revenue Service ("IRS") or United States Department of Labor ("DOL") determination, opinion, notification and advisory letters; (v) all material correspondence to or from any governmental agency relating to any Plan; (vi) all COBRA forms and related notices; (vii) all discrimination tests for each Plan for the most recent three
(3) plan years; (viii) the most recent annual actuarial valuations, if any, prepared for each Plan; (ix) if the Plan is funded, the most recent annual and periodic accounting of Plan assets; (x) all material written agreements and contracts relating to each Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; (xi) all material communications to employees or former employees regarding in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability under any Plan or proposed Plan;
(xii) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Plan; and (xiii) any pamphlet, booklet or other employee manual distributed to employees of Company which discuss Company's Plans.

                  (b) Except as set forth on Section 2.11(b) of the Company Schedule, Company has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no Knowledge of any default or violation by any other party to each Plan and Employment Agreement. Each Plan and Employment Agreement has been established, maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all Legal Requirements, including, but not limited to ERISA and the Code, which are applicable to such Plans and Employment Agreements. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Plan or Employment Agreement activities) has been brought, or to the Knowledge of Company is threatened, against or with respect to any such Plan or Employment Agreement. There are no audits, inquiries or proceedings pending or, to the Knowledge of Company, threatened by the IRS or DOL with respect to any Plans. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Plans have been timely made or accrued. Any Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code: (i) has either obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination; and (ii) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation to the extent such amendment or incorporation is required as of the Closing Date. Company does not have any plan or commitment to establish any new Plan or Employment Agreement, to modify any Plan or Employment Agreement (except to the extent required by law or to conform any such Plan or Employment Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any new Plan or Employment Agreement. Each Plan and Employment Agreement can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, Company or any of its Affiliates (other than ordinary administration expenses and expenses for benefits accrued but not yet paid).

                  (c) Neither Company, any of its Subsidiaries, nor any of their Affiliates has at any time ever maintained, established, sponsored, participated in, or contributed to any plan subject to Title IV of ERISA or Section 412 of the Code and at no time has Company or any of its Subsidiaries contributed to or been requested to contribute to any "multiemployer plan," as such term is defined in ERISA or to any plan described in Section 413(c) of the Code. Neither Company, any of its Subsidiaries, nor any officer or director of Company or any of its Subsidiaries is subject to any liability or penalty under Section 4975 through 4980B of the Code or Title I of ERISA. No "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Plan which could subject Company or its Subsidiaries to liabilities.

                  (d) Except as otherwise provided in this Agreement or as disclosed on Section 2.11(d) of the Company Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any shareholder, director or employee of Company or any of its Subsidiaries under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan, (iii) result in the acceleration of the time of payment or forgiveness of indebtedness, distribution, increase in, obligation to fund or vesting of any such benefits; (iv) result in any payment or benefit being characterized as a "parachute payment" within the meaning of Section 280G(b)(2) of the Code.

                  (e) Each International Employee Plan (as defined below) has been established, maintained and administered in compliance with its terms and conditions and with the requirements prescribed by any and all Legal Requirements that are applicable to such International Employee Plan. Furthermore, no International Employee Plan has unfunded liabilities that, as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent the Company or Parent from terminating or amending any International Employee Plan at any time for any reason. For purposes of this Section "International Employee Plan" shall mean each Plan that has been adopted or maintained by the Company or any of its Subsidiaries, whether informally or formally, for the benefit of current or former employees of the Company or any of its Subsidiaries outside the United States.

         2.12     EMPLOYMENT AND LABOR MATTERS.

                  (a) Except as set forth in Section 2.12(a) of the Company Schedule, Company: (i) is in material compliance in all respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) is not liable for any arrears of wages, including but not limited to overtime pay, or penalties with respect thereto; and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). Except as set forth in Section 2.12(a) of the Company Schedule, as of the date hereof, there are no pending, threatened or reasonably anticipated claims or actions against Company under any worker's compensation policy or long-term disability policy. Except as set forth in Section 2.12(a) of the Company Schedule, each current Employee who resides in the United States of America is an "at-will" employee whose employment can be terminated by the Company at any time, with or without cause.

                  (b) Neither Company, any of its Subsidiaries, nor any of their Affiliates has, prior to the Effective Time, violated any of the health continuation requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), the requirements of the Family Medical Leave Act of 1993, as amended, the requirements of the Women's Health and Cancer Rights Act, as amended, the requirements of the Newborns' and Mothers' Health Protection Act of 1996, as amended, or any similar provisions of foreign or state law applicable to employees of Company or any of its Subsidiaries. None of the Plans or Employment Agreements promises or provides retiree medical or other retiree welfare benefits to any Person except as required by applicable law, and neither Company nor any of its Subsidiaries has represented, promised or contracted (whether in oral or written form) to provide such retiree benefits to any employee, former employee, director, consultant or other Person, except to the extent required by statute.

                  (c) No work stoppage or labor strike against Company is pending, threatened or reasonably anticipated. Company does not Know of any activities or proceedings of any labor union to organize any Employees. Except as set forth in Section 2.12(c) of the Company Schedule, there are no actions, suits, claims, labor disputes or grievances pending, or, to the Knowledge of Company, threatened or anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to Company. Neither Company nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Except as set forth in Section 2.12(c) of Company Schedule, Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by Company.

                  (d) Each of the WFOEs has fully made all social insurance and welfare contributions in accordance with the requirements of the national, provincial, municipal and local authorities. Each of the WFOEs is in full compliance with all wage and hour requirements and all other aspects of the labor and employment laws of the national, provincial, municipal and local authorities.

         2.13     PRODUCT WARRANTIES.

         Except as set forth in Section 2.13 of the Company Schedule, there are no warranties express or implied, written or oral, with respect to any of Company's products or services sold by Company or any of its Subsidiaries and there are no pending or threatened claims with respect to any such warranty, and Company has no liability with respect to any such warranty, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due.

         2.14     TITLE TO PROPERTY; ABSENCE OF LIENS.

                  (a) Neither Company nor any of its Subsidiaries owns any real property. Company and each of its Subsidiaries have good and valid title to, or in the case of leased properties and assets, valid leasehold interests in, all of their properties and assets, free and clear of all liens, pledges, hypothecations, charges, mortgages, security interests, encumbrances, claims, infringements, interferences, options, right of first refusals, preemptive rights, community property interests or restrictions of any nature, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset) ("Liens"), other than Liens for Taxes not yet due and payable, and such Liens or other imperfections of title, if any, as do not materially detract from the value of or materially interfere with the present use of the property affected thereby; and all leases pursuant to which Company or any of its Subsidiaries lease from other Persons material real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default of Company or any of its Subsidiaries or, to Company's Knowledge, any other party (or any event which with notice or lapse of time, or both, would constitute a default and in respect of which Company or Subsidiary has not taken adequate steps to prevent such default from occurring). Section 2.14(a) of the Company Schedule sets forth a list of all real property currently leased by Company. All the plants and structures equipment of Company and its Subsidiaries, except such as may be under construction, are in good operating condition and repair, in all material respects.

                  (b) Section 2.14(b) of the Company Schedule lists all items of equipment (the "Equipment") owned or leased by Company with a book value in excess of $5,000, and all such Equipment is, in all material respects adequate for the conduct of the business of Company as currently conducted.

         2.15     TAXES.

                  (a) Definition of Taxes. For the purposes of this Agreement, "Tax" or "Taxes" refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.

                  (b) Tax Returns and Audits.

                           (i) Company and each of its Subsidiaries have timely
filed all federal (United States), state, local and foreign returns, estimates, declarations, information statements and reports ("Returns") relating to Taxes required to be filed though the Closing Date by Company and each of its Subsidiaries with any Tax authority of any domestic (federal, state or local) or foreign jurisdiction, and such Returns are correct and complete in all material respects and have been completed in accordance with applicable Legal Requirements. Company and each of its Subsidiaries have paid or caused to be paid all Taxes shown to be due on such Returns, within the time required for payment.

                           (ii) Company and each of its Subsidiaries (A) has
paid or accrued all Taxes it is required to pay or accrue and (B) has withheld with respect to its employees, directors, shareholders, independent contractors, suppliers, creditors or other third parties all Taxes required to be withheld, except such Taxes which are not material to Company, and has paid such withheld amounts to the proper governmental authorities.

                           (iii) Neither Company nor any of its Subsidiaries has
received a notice of delinquency in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against Company or any of its Subsidiaries, nor has Company or any of its Subsidiaries executed any unexpired waiver of any statute of limitations on, or otherwise extended the period for the assessment or collection of, any Tax.

                           (iv) To Company's Knowledge, no audit or other
examination of any Return of Company
or any of its Subsidiaries by any Tax authority is presently in progress, nor has Company or any of its Subsidiaries been notified of any request for such an audit or other examination, nor is any Tax authority asserting, or to Company's Knowledge, threatening to assert, against Company or any of its Subsidiaries, any claim for Taxes.

                           (v) No adjustment relating to any Returns filed by
Company or any of its Subsidiaries has been proposed in writing, formally or informally, by any Tax authority to Company or any of its Subsidiaries or any representative thereof.

                           (vi) Neither Company nor any of its Subsidiaries has
any liability for any unpaid Taxes which has not been accrued for or reserved on the Company Unaudited Balance Sheet in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, other than any liability for Taxes not yet due and payable that may have accrued since December 31, 2004 in connection with the operation of the business of Company and its Subsidiaries in the ordinary course.

                           (vii) There is no contract, agreement, plan or
arrangement to which Company or any of its Subsidiaries is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Company or any of its Subsidiaries that, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code. There is no contract, agreement, plan or arrangement to which Company or any of its Subsidiaries is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to
Section 4999 of the Code.

                           (viii) Neither Company nor any of its Subsidiaries is
party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement.

                           (ix) None of Company's or its Subsidiaries' assets
are tax-exempt use property within the meaning of Section 168(h) of the Code.

                           (x) There are no Liens on the assets of Company or
any of its Subsidiaries relating to or attributable to Taxes, except for Liens for Taxes not yet due and payable.

                           (xi) The losses accumulated by Company and its
Subsidiaries as of the Closing Date are not subject to any limitations under
Section 382 of the Code as of the Closing Date, other than any limitations that may be imposed as a result of the Merger.

                           (xii) Neither Company nor any of its Subsidiaries has
ever been a member of an affiliated group of corporations filing a consolidated federal income Tax Return nor does Company or any of its Subsidiaries have any liability for Taxes of any Person under Treasury Regulations 1.11502-6 (or any similar provision of foreign, state or local law) by contract or otherwise.

                           (xiii) Each of the WFOEs has been granted such
preferential tax policies and for such duration as set forth in Section 2.15(b)(xiii) of the Company Schedule. No events or omissions have occurred whereby the preferential tax policies granted to either of the WFOEs have been or are likely to be materially and adversely affected. Each of the WFOEs has fully paid all taxes accruing and due through the end of calendar year 2004.

         2.16     ENVIRONMENTAL MATTERS.

                  (a) Hazardous Material. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company or any of its Subsidiaries, no underground storage tanks and no amount of any substance that has been or is prohibited by or regulated by any applicable Legal Requirement or that has been or is designated by any Governmental Entity or by applicable Legal Requirement to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment (a "Hazardous Material") are present, as a result of the actions of Company or any of its Subsidiaries or any affiliate of Company, or, to Company's Knowledge, as a result of any actions of any third Person or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Company or any of its Subsidiaries has at any time owned, operated, occupied or leased. No reasonable likelihood exists that any Hazardous Materials will come to be present in, on or under any of the properties owned, operated, occupied or leased at any time by Company or its Subsidiaries in each case so as to give rise to any liability or clean-up obligation to Company or any of its Subsidiaries under any Legal Requirement except for such liability or clean-up obligation as would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect on Company.

                  (b) Hazardous Materials Activities. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company or any of its Subsidiaries, (i) neither Company nor any of its Subsidiaries has released, disposed of, discharged or emitted any Hazardous Material into the soil or groundwater or surface water at any properties owned, operated, occupied or leased at any time by Company or any of its Subsidiaries or transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any Legal Requirement in effect on or before the Closing Date, and (ii) neither Company nor any of its Subsidiaries has disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively "Hazardous Materials Activities") in violation of any Legal Requirement promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

                  (c) Permits. Company and its Subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the "Company Environmental Permits") necessary for the conduct of Company's and its Subsidiaries' Hazardous Material Activities and other businesses of Company and its Subsidiaries as such activities and businesses are currently being conducted. Company and its Subsidiaries have been and are in compliance in all material respects with the terms of the Company Environmental Permits and any conditions placed thereon.

                  (d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ or injunction is pending, and to Company's Knowledge, no action, proceeding, revocation proceeding, amendment procedure, writ or injunction has been threatened by any Governmental Entity against Company or any of its Subsidiaries concerning any Company Environmental Permit, Hazardous Material or any Hazardous Materials Activity of Company or any of its Subsidiaries. Company does not Know of any fact or circumstance which could involve Company or any of its Subsidiaries in any environmental litigation or impose upon Company any environmental liability as would be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect on Company.

         2.17     BROKERS.

         Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders fees or agent's commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

         2.18     INTELLECTUAL PROPERTY.

                  (a) As used herein, the term "Intellectual Property" means all intellectual property rights arising from or associated with the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (i) trade names, trademarks and service marks (registered and unregistered), domain names and other Internet addresses or identifiers, trade dress and similar rights and applications (including intent to use applications) to register any of the foregoing and registrations therefor (collectively, "Marks"); (ii) patents and patent applications, including continuation, divisional, continuation-in-part, reexamination and reissue patent applications and any patents issuing therefrom, and rights in respect of utility models or industrial designs (collectively, "Patents"); (iii) copyrights and registrations and applications therefor (collectively, "Copyrights"); (iv) non-public know-how, inventions, discoveries, improvements, concepts, ideas, methods, processes, designs, plans, schematics, drawings, formulae, technical data, specifications, research and development information, technology and product roadmaps, data bases and other proprietary or confidential information, including customer lists, but excluding any Copyrights or Patents that may cover or protect any of the foregoing (collectively, "Trade Secrets"); and (v) moral rights, publicity rights and any other proprietary, intellectual or industrial property rights of any kind or nature that do not comprise or are not protected by Marks, Patents, Copyrights or Trade Secrets. As used herein, the term "Company Intellectual Property" means all Intellectual Property owned (in whole or in part) or licensed by Company or any Subsidiary and used in or related to the business as currently conducted and as reasonably anticipated to be conducted in the future by Company or any Subsidiary.

                  (b) Section 2.18(b) of the Company Schedule sets forth an accurate and complete list, as of the date hereof, of all Marks, Patents and Copyrights owned (in whole or in part) or licensed by Company or any Subsidiary and used in or related to the business as currently conducted and as reasonably anticipated to be conducted in the future by Company or any Subsidiary.

                  (c) Each of Company and its Subsidiaries has taken commercially reasonable steps, consistent with applicable industry standards, to protect its rights in the Company Intellectual Property and maintain the confidentiality of all of the Company Trade Secrets. Without limiting the foregoing, Company has and enforces a policy requiring each of the employees (other than non-technical employees who have not contributed in any way to the development or creation of any Company Intellectual Property), consultants and contractors of the Company or any Subsidiary to enter into proprietary information, confidentiality and assignment agreements substantially in the Company's standard forms and all current and former employees (other than non-technical employees who have not contributed in any way to the development or creation of any Company Intellectual Property), consultants and contractors of Company or any Subsidiary have executed such an agreement. Except as set forth in Section 2.18(c) of the Company Schedule, neither Company nor any Subsidiary has disclosed, nor is Company or any Subsidiary under any contractual or other obligation to disclose, to another person any of its Trade Secrets, except pursuant to an enforceable confidentiality agreement or undertaking, and, to Company's Knowledge, no person has breached any such agreement or undertaking.

                  (d) Except as set forth in Section 2.18(d) of the Company Schedule, (i) Company owns exclusively all right, title and interest in and to all of the Company Intellectual Property, free and clear of any and all Liens or other adverse ownership claims (other than licenses granted by Company or a Subsidiary to another person in the ordinary course of business listed in
Section 2.18(d) of the Company Schedule), (ii) all Company Intellectual Property is fully transferable, assignable or licensable, as applicable, without condition or restriction and without payment of any kind to any third party, and
(iii) neither Company nor any Subsidiary has received any notice or claim challenging Company's or any Subsidiary's ownership of the Company Intellectual Property or suggesting that any other person has any claim of legal or beneficial ownership with respect thereto, nor, to Company's Knowledge, is there a reasonable basis for any claim that Company or any Subsidiary does not so own or license any of such Company Intellectual Property.

                  (e) The Company Intellectual Property is valid, enforceable and subsisting. Neither Company nor any Subsidiary has received any notice or claim challenging or questioning the validity or enforceability of any of the Company Intellectual Property or indicating an intention on the part of any person to bring a claim that any of the Company Intellectual Property is invalid or unenforceable or has been misused, and, with respect to the Patents contained within the Company Intellectual Property, Company has disclosed material prior art, of which Company had Knowledge, in the prosecution of its Patents in accordance with its obligations under applicable law.

                  (f) Except as set forth in Section 2.18(f) of the Company
Schedule: (i) neither Company nor any Subsidiary has taken any action or failed to take any action (including the manner in which it has conducted its business, or used or enforced, or failed to use or enforce, any of the Company Intellectual Property) that would result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Company Intellectual Property; and (ii) all Company Intellectual Property has been registered or obtained in accordance with all applicable legal requirements (including, in the case of the Company's Marks, the timely post-registration filing of affidavits of use and incontestability and renewal applications). Company has timely paid all filing, examination, issuance, post registration and maintenance fees, annuities and the like associated with or required with respect to any of the Company Intellectual Property.

                  (g) Section 2.18(g) of the Company Schedule sets forth a complete and accurate list of all agreements currently in effect granting to Company or any Subsidiary any right under or with respect to any Intellectual Property, other than standard desktop software applications used generally in Company's or any Subsidiary's operations. Section 2.18(g) of the Company Schedule sets forth a complete and accurate list of all license agreements currently in effect under which Company or any Subsidiary licenses or grants any rights under any Intellectual Property to another person, excluding non-exclusive internal use licenses granted by Company or any Subsidiary to end user customers that have purchased or licensed products.

                  (h) Except as set forth in Section 2.18(h) of the Company Schedule, the Company Intellectual Property constitutes all the Intellectual Property rights necessary for the conduct of Company's and its Subsidiaries' businesses as they are currently conducted.

                  (i) Except as set forth in Section 2.18(i) of the Company Schedule, none of the products, processes, services or other technology or materials, or any Intellectual Property developed, used, leased, licensed, sold, imported or otherwise distributed or disposed of, or otherwise commercially exploited by or for Company or any Subsidiary, nor any other activities or operations of the Company or any Subsidiary, infringes upon, misappropriates, violates, dilutes or constitutes the unauthorized use of any Intellectual Property of any third party, and, except as set forth in Section 2.18(i) of the Company Schedule, neither Company nor any Subsidiary has received any notice or claim asserting or suggesting that any such infringement, misappropriation, violation, dilution or unauthorized use is or may be occurring or has or may have occurred, nor, to Company's Knowledge, is there any reasonable basis therefor. No Company Intellectual Property is subject to any outstanding order, judgment, decree or stipulation restricting the use thereof by Company or any Subsidiary or, in the case of any Company Intellectual Property licensed to others, restricting the sale, transfer, assignment or licensing thereof by Company or Subsidiary to any person. No product, technology, service or publication of Company or any Subsidiary violates any law or regulation.

                  (j) To Company's Knowledge, no employee or independent contractor of Company or any Subsidiary is obligated under any agreement or subject to any judgment, decree or order of any court or administrative agency, or any other restriction that would or may materially interfere with such employee or contractor carrying out his or her duties for Company or that would materially conflict with Company's business as presently conducted and proposed to be conducted.

                  (k) Section 2.18(k) of the Company Schedule contains a list of all improvements made by Company and any Subsidiary with respect to any licensed Intellectual Property. No person who has licensed any Intellectual Property to Company or any Subsidiary has ownership, beneficial, license or other rights to improvements made by Company with respect to such Intellectual Property. Company is entitled to freely use and exploit (and Parent and the Surviving Corporation will be entitled to freely use and exploit) any and all such improvements.

                  (l) Except as set forth in Section 2.18(l) of the Company Schedule, there are no contracts, licenses or agreements between Company or any Subsidiary, on the one hand, and any third party, on the other hand, wherein or whereby Company or any Subsidiary has assumed or agreed to assume any obligation or duty or to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability of such third party with respect to any Company Intellectual Property or other Intellectual Property.

                  (m) To Company's Knowledge, no third party is infringing, misappropriating, diluting or violating any Company Intellectual Property and no such claims have been threatened, asserted or brought against any third party by Company or any Subsidiary.

                  (n) Company has obtained all export licenses, permits or approvals necessary or appropriate for the marketing, license and distribution of the "Company Products" (as such term is defined in Section 2.18(n) of the Company Schedule) outside the United States.

                  (o) No government funding, facilities of any university, college, other educational institution or research center or funding from third parties was used in the development of any Company Intellectual Property. No current or former employee, consultant or independent contractor of Company who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, performed services for the government or any university, college, other educational institution or research center or third party during a period of time during which such employee, consultant or independent contractor also was performing services for Company.

                  (p) None of the Company Products is, in whole or in part, subject to the provision of any agreement obligating Company or any Subsidiary to make source code publicly available to third parties.

                  (q) Except as set forth in Section 2.18(q) of the Company Schedule, each Company Product conforms in all material respects to the specifications, documentation, press releases or other information provided to customers or potential customers of Company on which such customers or potential customers relied or would reasonably be expected to rely upon when licensing or otherwise acquiring such Company Products. The Company Products are in compliance with all applicable laws. Company has taken all actions necessary to document all Company Products and their operation such that the materials comprising the Company Products, including any source code and documentation, have been written in a clear manner in accordance with industry standards so that they may be understood, modified and maintained in an efficient manner by reasonably competent programmers.

                  (r) Except as set forth in Section 2.18(r) of the Company Schedule, no open source, public source or freeware software or any modification or derivative thereof, including any version of any software licensed pursuant to any GNU's not Unix (GNU) general public license or limited general public license, is used in, incorporated into, integrated or bundled with the Intellectual Property. To the extent third party software is marketed or distributed to customers of Company together with the Intellectual Property or incorporated into any Company Products, the third party rights have been identified in Section 2.18(r) of the Company Schedule, all necessary licenses have been obtained and complied with, no royalties or payments are due now or in the future and there are no obligations to provide access to any third party to, or permit any third party to copy, modify or distribute, any Intellectual Property. Section 2.18(r) of the Company Schedule also sets forth all software (other than commercial off-the-shelf software) used (but not owned) by Company in the conduct of its business.

                  (s) Neither the Company nor any Subsidiary has violated, is in violation of, nor will this Agreement, the observance and performance of the terms hereof or thereof or the consummation of the transactions contemplated hereby or thereby cause any violation of, any terms or provisions of any agreement under which Company or any Subsidiary has or had an obligation to develop, supply or distribute software to or for any third party, excluding end-user licenses for object code executed in the ordinary course of business, nor is or would Company or any Subsidiary under any circumstances, be under any obligation to deliver source code or any confidential or proprietary information to any third party.

                  (t) To the extent that any Company Intellectual Property has been developed or created independently or jointly by a third party for Company or any of its Subsidiaries or is incorporated into any of the Company Products, Company has a written agreement with such third party with respect thereto and Company thereby has obtained ownership of, and is the exclusive owner of, all such Company Intellectual Property by operation of law or by valid assignment.

                  (u) All Company Intellectual Property will be fully transferable, alienable or licensable by Surviving Corporation and/or Parent without restriction and without payment of any kind to any third party.

                  (v) Except for inbound "shrink-wrap" and generally available commercial binary code end-user or enterprise licenses and except for technology in the public domain and as set forth in Section 2.18(o) of the Company Schedule, all Intellectual Property used in and necessary to the conduct of Company's business as presently conducted (including, without limitation, the design, development, use, import, branding, advertising, promotion, marketing, manufacture, distribution and sale of Company Products and any products, technology or services currently under development by Company or any of its Subsidiaries) was created solely by: (i) employees of Company or one or more of its Subsidiaries acting within the scope of their employment; (ii) third parties who have validly and irrevocably assigned all of their rights to Company or one or more of its Subsidiaries; or (iii) third parties who have granted to Company or one or more of its Subsidiaries a perpetual license in writing (sufficient for the conduct of Company's business as presently conducted and currently contemplated to be conducted by Company) to all such third party's rights in such Intellectual Property, and no third party owns or has any rights to any of Company Intellectual Property (other than non-exclusive license rights therein in connection with licensing Company Products in the ordinary course of Company business consistent with past practice).

                  (w) Each of the WFOEs has conducted its business in full compliance with all PRC laws relating to (i) intellectual property, (ii) import and export of technologies and software, and (iii) "encryption products" (as defined and interpreted by the PRC State Encryption Management Commission).

         2.19     MATERIAL CONTRACTS.

                  (a) Section 2.19(a) of the Company Schedule sets forth a complete and accurate list, as of the date hereof, of all written or oral contracts (including, with respect to each oral contract, a description of its material terms), agreements, notes, bonds, indentures, mortgages, guarantees, options, leases, licenses, sales and purchase orders, warranties, commitments and other instruments of any kind (each, a "Contract"), to which Company or any Subsidiary is a party or by which Company or any Subsidiary, or any of their respective assets and properties, is otherwise bound, as follows (each of the following, a "Material Contract" and, collectively, the "Material Contracts"):

                           (i) each Contract of Company or any Subsidiary that
has a value of more than $20,000;

                           (ii) each Contract that contains non-competition
restrictions, including any restrictions relating to the conduct of Company's or a Subsidiary's business or the sale of Company's or any Subsidiary's products or any geographic restrictions, in any case that would prohibit or restrict the Surviving Corporation or any of its affiliates from conducting the business of Company or any Subsidiary as presently conducted;

                           (iii) any Contract that will be subject to default,
termination, repricing or renegotiation, in each case where the amounts involved under such Contract or repricing exceed $20,000, because of the transactions contemplated hereby;

                           (iv) each Contract of Company or any Subsidiary
relating to, and evidences of,
indebtedness for borrowed money, any mortgage, security agreement or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset;

                           (v) any sales representative agreement, original
equipment manufacturer agreement, value added agreement, remarketer agreement, reseller agreement or independent software vendor agreement, or other agreement for distribution of Company's or its Subsidiaries' products, technology or services which provides exclusive rights, provides for payments in excess of $20,000 in the aggregate, or is not terminable by Company upon 30 days' notice or less;

                           (vi) any dealer, distributor, joint marketing or
development Contract currently in force under which Company or any of its subsidiaries have obligations to individually or jointly market any product, technology or service and which may not be canceled without penalty or obligation upon notice of thirty (30) days or less, or any Contract pursuant to which Company or any of its Subsidiaries have obligations to jointly develop any intellectual property that will not be owned, in whole or in part, by Company or any of its Subsidiaries and which may not be canceled without penalty or obligation upon notice of thirty (30) days or less;

                           (vii) each partnership, joint venture, joint
marketing or other similar Contract or arrangement to which Company or any Subsidiary is a party or by which it is otherwise bound;

                           (viii) each Contract granting to Company or any
Subsidiary any material right under or with respect to any Company Intellectual Property;

                           (ix) any settlement agreement entered into within
five (5) years prior to the date of this Agreement which requires payments in cash or property in amounts of $20,000 or more, specific performance and/or injunctive relief;

                           (x) each Contract under which Company or any
Subsidiary grants any material right under or with respect to any Company Intellectual Property to another person; and

                           (xi) each Contract that requires Company or any
Subsidiary to grant "most favored customer" pricing to any other person.

                  (b) Each Material Contract is (i) a legal, valid and binding obligation of Company or a Subsidiary and, to Company's Knowledge, each other person who is a party thereto and (ii) enforceable against Company or such Subsidiary and, to Company's Knowledge, each such other person in accordance with its terms, subject to any applicable bankruptcy, insolvency (including all applicable laws relating to fraudulent transfers), reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally or to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law). Neither Company or any Subsidiary nor, to Company's Knowledge, any other party thereto, is in material default under any Material Contract. Neither Company nor any Subsidiary knows of, or has received notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default or event of default or other material breach on the part of Company or any of its Subsidiaries under any such Material Contract.

                  (c) Except as set forth in Section 2.19(c) of the Company Schedule, and other than the Material Contracts, neither Company nor any Subsidiary has entered into, is a party to or is otherwise bound by, as of the date hereof:

                           (i) any fidelity or surety bond or completion bond;

                           (ii) any Contract pursuant to which Company or any
Subsidiary has agreed to provide liquidated damages in excess of $50,000 for failure to meet performance or quality milestones;

                           (iii) any Contract pursuant to which Company or any
Subsidiary has agreed to provide indemnification or guaranty to a third party;

                           (iv) any Contract relating to the disposition or
acquisition of assets, property or any interest in any business enterprise outside the ordinary course of Company's or any Subsidiary's business; or

         2.20     INSURANCE.

         Company maintains the insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of Company and its Subsidiaries listed in Section 2.20 of the Company Schedule (the "Insurance Policies") true and correct copies of which have been made available to Parent. There is no material claim by Company or any of its Subsidiaries pending under any of the material Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.

         2.21     BOARD APPROVAL.

         The Board of Directors of Company has, as of the date of this Agreement, duly (i) approved this Agreement, the Merger and the transactions contemplated hereby, (ii) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, Company and the Company Shareholders and (iii) determined to recommend that the Company Shareholders approve this Agreement, the Merger, and the other transactions contemplated by this Agreement.

         2.22     INAPPLICABILITY OF CERTAIN STATUTES.

         Company is not subject to any business combination, control share acquisition, fair price or similar statute that applies to the Merger or any other transaction contemplated by this Agreement.

         2.23     GRANTS, INCENTIVES AND SUBSIDIES.

         Section 2.23 of the Company Schedule provides a complete list, as of the date hereof, of all pending and outstanding grants, incentives, exemptions and subsidies (collectively, "Grants") from any foreign governmental or administrative agency, granted to Company. Company has made available to Parent, prior to the date hereof, correct copies of all documents evidencing Grants submitted by Company and of all letters of approval, certificates of completion, and supplements and amendments thereto, granted to Company, and all material correspondence related thereto. Section 2.23 of the Company Schedule lists, as of the date hereof: (a) all material undertakings of Company given in connection with the Grants; (b) the aggregate amount of each Grant; (c) the aggregate outstanding obligations of Company under each Grant with respect to royalties; and (d) the composition of such obligations or amount by the product or product family to which it relates. Company is in compliance, in all material respects, with the terms and conditions of all Grants and, except as disclosed in Section
2.23 of the Company Schedule, has duly fulfilled, in all material respects, all the undertakings required thereby. Company is not aware of any event or other set of circumstances which would reasonably be expected to lead to the revocation or material modification of any of the Grants.

         2.24     ENCRYPTION AND OTHER RESTRICTED TECHNOLOGY.

         Company's business as currently conducted does not involve the use or development of, or engagement in, encryption technology, or other technology whose development, commercialization or export is restricted under applicable laws or regulations.

         2.25     OFF BALANCE SHEET LIABILITIES.

         Except for transactions, arrangements and other relationships otherwise specifically identified in the Financial Statements, Section 2.25 of the Company Schedule sets forth a true, complete and correct list, as of the date hereof, of all transactions, arrangements and other relationships between and/or among Company, any of its affiliates and any special purpose or limited purpose entity beneficially owned by or formed at the direction of Company or any of its affiliates.

         2.26     FOREIGN CORRUPT PRACTICES ACT.

         Neither Company, nor to the Knowledge of Company, any Subsidiary, agent, employee or other person associated with or acting on behalf of Company has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

         2.27     ACCOUNTS RECEIVABLE.

         All trade accounts receivable of Company are reflected properly on its books and records, are valid receivables and, to the Knowledge of Company, are collectible in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth in the Estimated Closing Balance Sheet, or on the Final Closing Balance Sheet, if prepared and delivered in accordance with Section 1.6(b)(iii).

         2.28     INVENTORY.

         As of the Closing Date, Company's inventory and inventory to be purchased under open purchase commitments, as of the Closing Date, will be saleable in the ordinary course of business, subject to reserves for obsolete inventory set forth on the Estimated Closing Balance Sheet, or on the Final Closing Balance Sheet, if prepared and delivered in accordance with Section 1.6(b)(iii).

         2.29     SUFFICIENCY OF ASSETS.

         Company owns, or has a valid and sufficient leasehold interest in or license for, all assets (including intellectual property) materially necessary for the conduct of its business as presently conducted.

         2.30     REPRESENTATIONS COMPLETE.

         The representations and warranties made by Company herein and in the Company Schedule and exhibits hereto do not contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

                                   ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

         Parent and Merger Sub jointly and severally represent and warrant to Company, subject to such exceptions as are specifically disclosed in writing in the disclosure schedule and referencing a specific representation supplied by Parent to Company dated as of the date hereof and certified by a duly authorized officer of Parent (the "Parent Schedule"), as follows:

         3.1      ORGANIZATION AND QUALIFICATION; SUBSIDIARIES.

         Each of Parent and its Subsidiaries is a corporation or legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate, partnership or similar power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Each of Parent and each of its Subsidiaries is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Each of Parent and each of its Subsidiaries is qualified to do business as a foreign corporation, and is in good standing under the laws of all jurisdictions where the nature of their business requires such qualification and where the failure to so qualify, individually or in the aggregate, would have a Material Adverse Effect on Parent.

         3.2      CERTIFICATE OF INCORPORATION AND BYLAWS.

         Parent has previously furnished to Company a complete and correct copy of the Certificate of Incorporation and Bylaws of Parent (the "Parent Charter Documents"), each as amended to date. Such Parent Charter is in full force and effect. Parent is not in violation of any of the provisions of the Parent Charter Documents.

         3.3      AUTHORITY.

         Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the

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

consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement, or to consummate the transactions so contemplated (other than the approval of this Agreement, the Merger and the other transactions contemplated by this Agreement by the shareholder of Merger Sub). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by Company, constitutes a legal and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

         3.4      NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

                  (a) The execution and delivery of this Agreement by Parent and Merger Sub by Parent do not, and the performance of this Agreement by Parent and Merger Sub shall not, (i) conflict with or violate the Certificate of Incorporation, Bylaws or equivalent organizational documents of Parent or any of its Subsidiaries, (ii) subject to compliance with the requirements set forth in
Section 3.4(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or any of its Subsidiaries or by which it or their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent's or any such subsidiary's rights or alter the rights or obligations of any third Person under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien any of the properties or assets of Parent or any of its Subsidiaries pursuant to, any material Contract to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or its or any of their respective properties are bound or affected, except to the extent such conflict, violation, breach, default, impairment or other effect would not in the case of clauses (ii) or (iii) individually or in the aggregate, (A) reasonably be expected to have a Material Adverse Effect on Parent or (B) prevent or materially delay consummation of the Merger or otherwise prevent the parties from performing their obligations under this Agreement.

                  (b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except for (a) the filing of the agreement of merger with the Secretary of State of the State of California and (b) any actions or filings the absence of which would not be reasonably expected to be, individually or in the aggregate, material to Parent or to materially impair the ability of Parent to consummate the transactions contemplated by the Agreement.

         3.5      SEC REPORTS; FINANCIAL STATEMENTS.

                  (a) Parent has timely filed all required forms, reports and documents with the Securities and Exchange Commission ("SEC") from July 1, 2003 to the date of this Agreement ("Parent SEC Reports"), and each of such Parent SEC Reports complied at the time of filing in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the

"Securities Act") or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as applicable, in each case as in effect on the dates such forms, reports and documents were filed. None of the Parent SEC Reports, including any financial statements or schedules included or incorporated by reference therein, contained when filed any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading, except to the extent superseded by a Parent SEC Report filed subsequently and prior to the date hereof. The Parent's financial statements included in the Parent SEC Reports as of their respective dates comply as to form in all material respects with applicable accounting requirements and have been prepared in accordance with GAAP (except in the case of unaudited financial statements) applied on a consistent basis during the periods involved, except where noted therein, and fairly present in all material respects the consolidated financial condition of Parent and its Subsidiaries at their respective dates and the consolidated results of their operations and cash flows for the periods covered thereby, in each case in conformity with GAAP (subject, in each case, to normal year-end adjustments).

                  (b) Since July 30, 2005, there has not occurred any Material Adverse Effect on Parent or its Subsidiaries that would require public disclosure and which has not been publicly disclosed.

         3.6      REPRESENTATIONS COMPLETE.

         The representations and warranties made by Parent herein and in the Parent Schedule and exhibits hereto do not contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

                                   ARTICLE IV

                              COVENANTS OF COMPANY

         4.1      CONDUCT OF BUSINESS.

         Except (i) as contemplated or permitted by this Agreement, (ii) as disclosed in Section 4.1 of the Company Schedule or (iii) to the extent that Parent shall otherwise consent in writing, during the period from the date hereof to the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, Company will and will cause each of its Subsidiaries to conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, and with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organizations, keep available the service of its current officers and employees and preserve its relationships with customers and suppliers with the intention that its goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except (i) as contemplated or permitted by this Agreement, (ii) as disclosed in Section 4.1 of the Company Schedule or (iii) to the extent that Parent shall otherwise consent in writing, during the period from the date hereof to the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, neither Company nor any of its Subsidiaries will:

                  (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or re-price options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

                  (b) Except as set forth in Section 1.6(b)(ii)(b) of the Company Schedule, grant any severance or termination pay to any officer or employee, except pursuant to written agreements outstanding, or policies existing, on the date hereof and identified in Section 4.1(b) of the Company Schedule, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

                  (c) Transfer or license to any Person or entity or otherwise extend, amend or modify any rights to the Company Intellectual Property, or enter into or commit to enter into grants to transfer or license to any Person future patent rights, other than non-exclusive licenses granted to end-users in the ordinary course of business consistent with past practices, provided that in no event shall Company license on an exclusive basis or sell any Company Intellectual Property or commit to future discounts or provisions, nor grant any site license or limit its right to engage in any line of business or compete with any Person;

                  (d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any share capital or split, combine or reclassify any shares or capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any shares or capital stock;

                  (e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Company or its Subsidiaries or any options, warrants, calls or rights to acquire any such shares, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

                  (f) Issue, deliver, sell, authorize, grant, pledge or otherwise encumber or propose any of the foregoing with respect to, any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other Contracts of any character obligating it to issue any such shares or convertible securities;

                  (g) Cause, permit or propose any amendments to the Company Charter Documents (or similar governing instruments of any of its Subsidiaries);

                  (h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire all or substantially all of the assets of any of the foregoing or enter into any joint ventures, strategic partnerships or alliances or form or agree to form any Subsidiaries;

                  (i) Sell, lease, license, encumber or otherwise dispose of any properties or assets or any interest therein except sales of inventory in the ordinary course of business consistent with past practice, or grant or otherwise create or consent to the creation of any Lien affecting any owned or leased real property or any part thereof;

                  (j) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Company, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

                  (k) Except as set forth in Section 1.6(b)(ii)(b) of the Company Schedule, adopt or amend any employment agreement or employee benefit plan, policy or arrangement, any employee stock purchase or employee stock option plan, or enter into any employment Contract or collective bargaining agreement, pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) as compared to such salaries, wages or rights on the date of this Agreement, of its directors, officers, employees or consultants, except as may be required by law or by any existing employee benefit plan, policy, arrangement, program or Contract disclosed in Section 2.11 of the Company Schedule;

                  (l) (i) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice, or (ii) waive the benefits of, agree to modify in any manner, terminate, release any Person from or knowingly fail to enforce any confidentiality or similar agreement to which Company or any of its Subsidiaries is a party or of which Company or any of its Subsidiaries is a beneficiary;

                  (m) Make any individual or series of related payments outside of the ordinary course of business in excess of $10,000 in the aggregate;

                  (n) Modify, amend or terminate any Material Contract to which Company or any Subsidiary thereof is a party or waive, delay the exercise of, release or assign any rights or claims thereunder;

                  (o) Enter into, renew or materially modify any Contracts relating to the distribution, sale, license or marketing by third parties of Company's products or products licensed by Company;

                  (p) Except as required by GAAP, revalue any of its assets or make any change in accounting methods, principles or practices;

                  (q) Incur or enter into any Contract or series of related Contracts requiring Company or any of its Subsidiaries to pay in excess of $10,000 over the term of such Contract or series of Contracts;

                  (r) Hire employees other than as provided in Section 4.1(r) of the Company Schedule;

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

                  (s) Make any tax election that, individually or in the aggregate, is reasonably likely to adversely affect in any material respect the tax liability or tax attributes of Company or any of its Subsidiaries or is inconsistent with past practice, consent to any extension or waiver of any limitation period with respect to Taxes, request, negotiate or agree to any tax ruling, or settle or compromise any income tax liability; or

                  (t) Agree in writing or otherwise to take any of the actions described in Section 4.1 (a) through (s) above.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

         5.1      INFORMATION STATEMENT.

                  (a) As soon as practicable after the execution of this Agreement, Company shall prepare an information statement for the Company Shareholders to approve this Agreement and the Agreement of Merger (the "Information Statement"). The Information Statement to be submitted to Company's Shareholders in connection with the solicitation of their approval of the Merger and this Agreement shall be subject to review and reasonable approval by Parent and shall include information regarding the Company, the terms of the Merger and this Agreement, and the recommendation of the Board of Directors of Company in favor of the Merger and this Agreement. Anything to the contrary contained herein notwithstanding, Company shall not include in the Information Statement any information with respect to Parent or its affiliates or associates, the form and content of which shall not have been approved by Parent prior to such inclusion, provided that Parent and Merger Sub shall be deemed to have approved of such form and content if it does not respond to the Company within five (5) days of its submission to Parent. Parent and Merger Sub agree to cooperate and provide appropriate, publicly available information upon request by Company or its counsel and to respond to requests for Parent's consent to the inclusion of such information with respect to Parent, Merger Sub or their affiliates or associates within five (5) days after any such request. If, at any time after the delivery of the Information Statement to the Company Shareholders but prior to the Effective Time, Company becomes aware that the Information Statement contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which made, not misleading, Company shall as promptly as practicable deliver to the Company Shareholders a supplement to the Information Statement that causes the Information Statement, as so supplemented, not to contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which made, not misleading.

                  (b) Company shall promptly submit this Agreement (including the Exhibits hereto) and the Merger to the Company Shareholders for approval and adoption as provided by California Law and the articles of incorporation and bylaws of Company and other applicable agreements. Such submission, and any proxy or consent in connection therewith, shall (i) specify that adoption of this Agreement shall constitute approval by the Shareholders of the escrow, holdback and indemnification obligations of the Company Shareholders set forth in the Escrow Agreement, Article I and Article VIII hereof and the withholding of the Escrow Amount and the Holdback Amount, (ii) include an approval by the

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

Company Shareholders of the appointment of Wei Ching as Shareholder Representative, under and as defined in this Agreement, (iii) include an approval by the Company Shareholders of entering into the Escrow Agreement, and
(iv) include an approval by the Company Shareholders of amendment to the Company's articles of incorporation which provides, among other things, for the amendment of the notice period required for mergers and to the effect that the transactions contemplated by this Agreement and the Merger shall not constitute a deemed liquidation of Company under the Company's articles of incorporation. If Company will have a shareholder meeting to approve this Agreement and the Merger, Company shall consult with Parent regarding the date of the Company Shareholders' meeting to approve this Agreement and the Merger (the "Company Shareholders' Meeting") and shall not postpone or adjourn (other than for absence of a quorum) the Company Shareholders' Meeting without the consent of Parent. The preceding sentence shall not be construed to prohibit Company from obtaining shareholder approval of this Agreement and the Merger by an action of written consent of the Company Shareholders pursuant to Section 603 of California Law. Company shall use its best efforts to obtain the consent of the Company Shareholders holding at least ninety percent (90%) of the Company Stock and as required under the Company's articles of incorporation and bylaws and under California law to approve the Merger and this Agreement.

                  (c) From the date of this Agreement until the Company Shareholders shall have approved this Agreement, the Merger and the other transactions contemplated by this Agreement, (i) the Board of Directors of Company shall recommend that the Company Shareholders vote in favor of and approve this Agreement, the Merger and the other transactions contemplated by this Agreement; and (ii) neither the Board of Directors of Company nor any committee thereof shall withhold, withdraw, amend, modify, change or propose or resolve to withhold, withdraw, amend, modify or change, in each case in a manner adverse to Parent, the recommendation of the Board of Directors of Company that the Company Shareholders approve this Agreement, the Merger and the other transactions contemplated by this Agreement.

         5.2      MERGER SUB SHAREHOLDER MEETING.

         No later than the Closing Date, Merger Sub shall hold its shareholder's meeting, and Parent (as the sole shareholder of Merger Sub) shall approve this Agreement, the Merger and the other transactions contemplated by this Agreement at such shareholder's meeting.

         5.3      CONFIDENTIALITY; ACCESS TO INFORMATION.

                  (a) The parties acknowledge that Company and Parent have previously executed a Confidentiality Agreement, dated as of May 6, 2005 (the "Confidentiality Agreement"), which will continue in full force and effect in accordance with its terms.

                  (b) Access to Information. Notwithstanding the Confidentiality Agreement, each party will afford the other party and its accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of the other party and its accountants during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of such party, as the other party may reasonably request. No information or Knowledge obtained by Parent or Company in any investigation pursuant to this Section 5.3 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger. All such information and knowledge shall be held confidential by the recipient under the terms of the Confidentiality Agreement.

         5.4      NO SOLICITATION.

         From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VII, Company shall not, nor shall it authorize or permit its Subsidiaries, and their respective officers, directors, employees, representatives, or agents to, directly or indirectly, for or on its behalf (i) initiate, solicit or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, or business combination of Company or any of its Subsidiaries, or the sale of a portion or all of the assets of Company and its Subsidiaries, taken as a whole, or the sale of shares of Company Stock or any of its Subsidiaries, including, without limitation, by way of a tender offer or exchange offer by any Person (any of the foregoing inquiries or proposals being referred to as an "Acquisition Proposal"), (ii) engage in negotiations or discussions concerning, or provide to any Person any Confidential Information or data relating to Company or any of its Subsidiaries for the purposes of, or otherwise cooperate with or assist or participate in, facilitate or encourage, any inquiries or the making of any Acquisition Proposal, or (iii) enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar contract, agreement or commitment contemplating or otherwise relating to any transaction or series of transactions ("Acquisition Transaction") involving an Acquisition Proposal.

         5.5      PUBLIC DISCLOSURE.

         Parent and Company will consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange or Nasdaq, in which case reasonable efforts to consult with the other party will be made prior to such release or statement. The parties shall agree to the text of the joint press release announcing the signing of this Agreement.

         5.6      REASONABLE EFFORTS; NOTIFICATION.

                  (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, Company and its Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use all reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger, this Agreement and the transactions contemplated hereby. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Parent or Company or any Subsidiary or affiliate thereof to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

                  (b) Company shall give prompt notice to Parent upon becoming aware that any representation or warranty made by it contained in this Agreement has become untrue or inaccurate, or of any failure of Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.3(a) or 6.3(b) would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

                  (c) Parent shall give prompt notice to Company upon becoming aware that any representation or warranty made by it or Merger Sub contained in this Agreement has become untrue or inaccurate, or of any failure of Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.2(a) or 6.2(b) would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

         5.7      THIRD PARTY CONSENTS.

         As soon as practicable following the date hereof, Company and Parent will each use its commercially reasonable efforts to obtain any consents, waivers and approvals under any of its or its Subsidiaries' respective agreements, contracts, licenses or leases listed in Section 2.18 or 2.19 of the

Company Schedule necessary to preserve all rights of, and benefits to, Parent or the Surviving Corporation from and after the Effective Time.

         5.8      CLOSING CASH BALANCE; CLOSING WORKING CAPITAL.

         Three business days prior to the Closing Date, Company shall deliver to Parent the Estimated Closing Balance Sheet, together with a certificate executed by its Chief Financial Officer, stating a good faith estimate, based on reasonable assumptions, of the Company's Final Closing Cash Balance and Final Working Capital that will be reflected on the Final Closing Balance Sheet as of the Closing Date prepared in accordance with GAAP applied on a basis consistent with past practice and the Company's Unaudited Balance Sheet.

         5.9      DISTRIBUTION OF THE HOLDBACK AMOUNT.

         Upon the termination of the Holdback Period and the payment of all costs related to the Transition Plan, Parent or the Surviving Corporation shall deliver to the Paying Agent for distribution to the Company Shareholders the remaining portion, if any, of the Holdback Amount not required to satisfy such payments. The Paying Agent shall make deliveries of the Holdback Amount to the Company Shareholders in proportion to their original contributions to the Holdback Amount as determined in accordance with Section 1.7.

         5.10     COMPANY SHAREHOLDER LIST.

         Company shall deliver to Parent and the Paying Agent a list of the Company Shareholders (the "Company Shareholder List") substantially in the form attached hereto as Section 5.10 to the Company Schedule, which Company Shareholder List shall be certified as complete and correct in all material respects on behalf of Company by the Chief Executive Officer and Chief Financial Officer of Company as of the Closing and which shall include, among other things, as of the Closing, all Company Shareholders (including holders of Company Options that have exercised immediately prior to the Closing Date) and their respective addresses, wiring instructions, if any, the number of shares of Company Stock (including whether such shares are Company Common Stock, Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock) held by such persons, the per share portion of the Initial Merger Consideration to be paid to each such Company Shareholder determined in accordance with Section 1.7(b and such other information relevant thereto or which the Paying Agent may reasonably request. Company shall deliver the Company Shareholder List no less than (3) three business days prior to the Closing Date, or such later time as Parent may agree in writing.

         5.11     AUDITED FINANCIAL STATEMENTS.

         Company shall have financial statements of Company satisfying the requirements of Rule 3.05 of Regulation S-X prepared by its independent registered public accountants and shall provide such financial statements to Parent on or before 60 days after the Closing Date.

         5.12     DIRECTOR AND OFFICER INDEMNIFICATION.

                  Prior to the Effective Time, Company shall purchase at its expense and for the benefit of the Surviving Corporation and Parent a policy for an Extended Reporting Period (as defined, except with respect to the additional period referred to in Item 9 of the Declarations, in the directors and officers insurance policy issued by Executive Risk Indemnity Inc. effective January 27, 2005 (the "Policy") for a period of three years following the Effective Time) (the "Tail Policy") in respect of all acts or omissions occurring prior to the Effective Time covering each of Company's officers and directors covered by the Policy as of the date hereof, on terms and with scope of coverage comparable to the Policy and with coverage in the amount of $5,000,000. The cost of the Tail Policy shall be borne by Company and shall be reflected on the Estimated Closing Balance Sheet and shall be taken into account in calculating any adjustment to the Initial Merger Consideration under Section 1.6(b); provided that to avoid double-counting, the cost of such Tail Policy shall not affect both the Estimated Closing Cash Balance and the Estimated Closing Working Capital.

         5.13     REGISTRATION OF MAXSPEED CO. (SHANGHAI) AS SALES CORPORATION.

         Company shall use its commercially reasonable efforts to cause its wholly-owned Subsidiary, Maxspeed Co. (Shanghai), to be registered on or before January 1, 2006 as a company qualified to engage in selling activities in China.

         5.14     SPIN-OFF OF MAXSPEED CO. (BEIJING)

         Company shall use its commercially reasonable efforts to spin-off Maxpeed Co. (Beijing) from Company concurrently with the Closing, with 19.9% to be owned by Parent or a Subsidiary of Parent and the balance to be owned by Wei Ching. All other terms of the spin-off shall be included in a shareholders agreement to be entered into concurrently with the Closing.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

         6.1      CONDITIONS TO OBLIGATIONS OF EACH PARTY.

                  The respective obligations of each party to this Agreement to consummate the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

                  (a) Shareholder Approval. This Agreement, the Merger and the other transactions contemplated by this Agreement shall have been duly approved and adopted by the Company Shareholders as required under Company's articles of incorporation and bylaws, and California Law, and such approval shall not have been revoked or otherwise withdrawn.

                  (b) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, interpretation, or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. Any notification, waiting period, or approval requirements of anti-competition laws of applicable foreign jurisdictions as reasonably determined by the parties to apply shall have been satisfied.

                  (c) Escrow Agreement.Parent, Company, the Shareholder Representative and the Escrow Agent shall have entered into the Escrow Agreement.

         6.2      ADDITIONAL CONDITIONS TO OBLIGATIONS OF COMPANY.

                  The obligation of Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by
Company:

                  (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement, disregarding
(i) all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification and (ii) any update of or modification to the Parent Schedule made or purported to have been made after the date of this Agreement, shall be true and correct at and as of the Effective Time as if made at and as of such date (other than representations and warranties made as of a specified date, which shall be true and correct as of such specified date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Parent and Merger Sub shall have performed and complied with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing. Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by an authorized officer of Parent.

                  (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Company shall have received a certificate to such effect signed on behalf of Parent by an authorized officer of Parent.

         6.3      ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF PARENT AND MERGER
                  SUB.

                  The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

                  (a) Representations and Warranties. The representations and warranties of Company and, with respect to Section 2.3 only, the Principal Shareholders set forth in this Agreement, disregarding (i) all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification and (ii) any update of or modification to the Company Schedule made or purported to have been made after the date of this Agreement, shall be true and correct at and as of the Effective Time as if made at and as of such date (other than representations and warranties made as of a specified date, which shall be true and correct as of such specified date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect on Company; provided, however, such Material Adverse Effect qualifier shall be inapplicable with respect to representations and warranties contained in Section 2.3. Company shall have performed and complied with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing. Parent shall have received a certificate with respect to the foregoing signed on behalf of Company by each of the Chief Executive Officer and the Chief Financial Officer of Company.

                  (b) Agreements and Covenants. Company and the Company Shareholders shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent shall have received a certificate to such effect signed on behalf of Company by the Chief Executive Officer and the Chief Financial Officer of Company.

                  (c) Material Adverse Effect. No Material Adverse Effect with respect to Company and its Subsidiaries shall have occurred since the date of this Agreement.

                  (d) Director and Officer Resignations. All directors and officers of Company shall have resigned effective as of the Closing Date.

                  (e) Corporate Authority. Each officer of Company shall have surrendered his authority over all Company finances, including without limitation, all Company bank accounts, and evidence of the foregoing (in form and substance satisfactory to Parent) shall have been delivered to Parent. Company also shall have delivered to Parent such documents as are necessary or advisable (in form and substance satisfactory to Parent) to transfer authority over Company's finances, including without limitation, all Company bank accounts, to Parent.

                  (f) Noncompetition Agreements. The Persons set forth on Exhibit B-1 hereto shall have entered into Noncompetition Agreements substantially in the form attached hereto as Exhibit B-2, and such agreements shall be in full force and effect.

                  (g) Consents. Company shall have obtained all consents, waivers and approvals required in connection with the consummation of the transactions contemplated hereby in connection with the agreements, contracts, licenses or leases set forth in Section 6.3(g) of the Company Schedule.

                  (h) Employment Agreements. The employees listed on Exhibit C-1 shall have accepted employment and shall have entered into the Employment Agreements, substantially in the form attached as Exhibit C-2, and all such agreements shall be in full force and effect, and none such person has notified the Company, formally or informally, of an intention to leave the Company's employ before or after the Merger.

                  (i) Opinion of Counsel. Parent shall have received a written opinion of counsel for Company dated as of the Closing Date in form and substance reasonably satisfactory to Parent covering the matters set forth in Exhibit E hereto.

                  (j) Shareholder Approval. This Agreement, the Merger and the other transactions contemplated hereby have been approved (i) by the Company Shareholders holding at least ninety percent (90%) of the Company Stock and (ii) as required under the Company's articles of incorporation and bylaws and California Law, and Company shall have delivered to Parent duly executed written consents of the holders of such Company Stock approving this Agreement, the Merger and the other transactions contemplated hereby.

                  (k) Certificate of Secretary of Company. Parent shall have received from the Secretary of Company a certificate as to the approval of this Agreement, the Merger and the other transactions contemplated hereby by the Company Shareholders as required by this Agreement, the Company's Articles of Incorporation and California Law and by the Company's Board of Directors.

                  (l) Certificate of Good Standing. Parent shall have received a certificate of good standing from the Secretary of State of the State of California.

                  (m) Company Shareholder List. Company shall have delivered to Parent the Company Shareholder List.

                  (n) Tail Policy. Company shall have obtained the Tail Policy, as described in Section 5.13(a).

                  (o) Spin-Off of Maxspeed Co. (Beijing). Company shall have completed the spin-off of Maxspeed Co. (Beijing), with 19.9% to be owned by Parent or a Subsidiary and the balance to be owned by Wei Ching.

                                   ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

         7.1      TERMINATION.

         This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approval of the Company
Shareholders:

                  (a) by mutual written consent duly authorized by the Boards of Directors of Parent and Company;

                  (b) by either Company or Parent if the Merger shall not have been consummated by December 31, 2005 for any reason; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose breach of this Agreement results in the failure of the Merger to be consummated on or before such date;

                  (c) by either Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

                  (d) by either Company or Parent if the required approval of the Company Shareholders of the Merger required pursuant to Section 6.2(k) of this Agreement shall not have been obtained at the Company Shareholders' Meeting or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to any party whose breach results in the failure to obtain such shareholder approval;

                  (e) by Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in Parent's representations and warranties or breach by Parent is curable by Parent through the exercise of its commercially reasonable efforts, then Company may not terminate this Agreement under this Section 7.1(e) for fifteen (15) days after delivery of written notice from Company to Parent of such breach, provided Parent continues to exercise commercially reasonable efforts to cure such breach (it being understood that Company may not terminate this Agreement pursuant to this paragraph (e) if it shall have materially breached this Agreement or if such breach or inaccuracy by Parent is cured during such fifteen (15) day period);

                  (f) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of Company and, with respect to Section 2.3 only, the Principal Shareholders set forth in this Agreement, or if any representation or warranty of Company and, with respect to Section 2.3 only, the Principal Shareholders shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Company's and, with respect to Section 2.3 only, the Principal Shareholders' representations and warranties or breach by Company and, with respect to Section 2.3 only, the Principal Shareholders is curable by Company through the exercise of its commercially reasonable efforts, then Parent may not terminate this Agreement under this Section 7.1(f) for fifteen (15) days after delivery of written notice from Parent to Company of such breach, provided Company and, with respect to
Section 2.3 only, the Principal Shareholders continue to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this paragraph (f) if it shall have materially breached this Agreement or if such breach or inaccuracy by Company and, with respect to Section 2.3 only, the Principal Shareholders is cured during such fifteen (15) day period); and

                  (g) by Parent, if there has been a Material Adverse Effect on Company that has not been cured within thirty (30) days of written notice of same.

         7.2      NOTICE OF TERMINATION; EFFECT OF TERMINATION.

         In the event of the termination of this Agreement as provided in
Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in Section 5.3, this Section 7.2, Section 7.3 and Article IX (General Provisions), each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

         7.3      FEES AND EXPENSES.

         Except as set forth in this Section 7.3, all legal, accounting, consulting and other fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses (the "Third Party Expenses") whether or not the Merger is consummated, provided, however, that Company's Third Party expenses shall not exceed $100,000, with any such excess Third Party Expenses of Company paid by the Company Shareholders at Closing.

         7.4      AMENDMENT.

         Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent and Company.

                                  ARTICLE VIII

           SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

         8.1      SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS.

                  Notwithstanding any investigation conducted at any time with regard thereto by or on behalf of Parent, the representations and warranties of Company and, with respect to Section 2.3 only, the Principal Shareholders, contained in this Agreement or in any certificate or other instrument delivered pursuant to this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby (and any examination or investigation by or on behalf of any party hereto) and shall terminate on the second anniversary of the Closing Date; provided, however, that the representations and warranties contained in Section 2.3, and the related claims for indemnification, shall survive indefinitely. The representations and warranties of Parent and Merger Sub contained in this Agreement or in any certificate or other instrument delivered pursuant to this Agreement shall terminate at the Closing, except with respect to Section 3.3, which shall survive until the earlier of (a) the first anniversary of the Closing Date and (b) the termination of the Earnout Period. The agreements and covenants contained in this Agreement shall survive the Closing Date indefinitely or in accordance with their terms, if any.

         8.2      INDEMNIFICATION.

                  (a) The Company Shareholders covenant and agree to severally and not jointly defend, indemnify and hold harmless Parent and its officers, directors and affiliates (the "Parent Indemnified Parties") from and against all claims, losses, liabilities, damages, costs and expenses (collectively, "Damages") arising out of or resulting from: (i) any inaccuracy in or breach of any representation or warranty made by Company and, with respect to Section 2.3 only, the Principal Shareholders in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, disregarding for purposes of this Article VIII all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification; (ii) the failure of Company or the Company Shareholders to perform or observe fully any covenant, agreement or provision to be performed or observed by Company pursuant to this Agreement; (iii) the amount that the Final Closing Cash Balance is less than the lesser of (A) $9,000,000 and (B) the Estimated Closing Cash Balance; (iv) the amount that the Final Working Capital of Company is less than the lesser of (A) $3,700,000 and (B) the Estimated Closing Working Capital; (v) the amount that the Company's Third Party Expenses not reflected on the Estimated Closing Balance Sheet or the Final Closing Balance Sheet, which were not paid by the Company Shareholders, exceed $100,000;
(vi) the amount of any Excess Dissenting Share Payments; (vii) the amount of any Damages incurred by Company, the Surviving Corporation or any of the Parent Indemnified Parties from Claims arising out of or pertaining to any acts or omissions of Company's officers and/or directors existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the extent that such Claims are not covered by, or exceed the coverage or are deductible amounts, under, the Tail Policy; and (viii) the amount of any Damages incurred by Company, the Surviving Corporation or any of the Parent Indemnified Parties from Claims relating to the matters set forth in
Section 2.10 of the Company Schedule. The Company Shareholders shall not have any right to exercise or assert any right of contribution, right of indemnity of other right or remedy against Parent or any of its Subsidiaries or the Surviving Corporation in connection with any indemnification obligations under Article VIII.

                  (b) Parent covenants and agrees to defend, indemnify and hold harmless the Company Shareholders from and against all Damages arising out of or resulting from any inaccuracy in or breach of the representations contained in
Section 3.3 in this Agreement. Under no circumstances shall Parent's liability for claims for indemnification under this Agreement exceed a total of $4,800,000. Parent shall not be liable for claims made under this Article VIII until the aggregate amount of all Damages incurred by the Company Shareholders shall exceed $75,000, in which event the indemnification obligations of Parent shall apply to the amount of all claims made under this Article VIII. The foregoing indemnification provision shall be the sole and exclusive remedy after the Closing Date for money damages available to the Company Shareholders for breach of the representations contained in Section 3.3.

                  (c) On the fifteenth day after the first anniversary of the Closing Date hereof (the "First Release date"), one-half of the Escrow Amount less (A) any amounts used to fund Damages of the Parent Indemnified Parties prior to the First Release Date and (B) such amount as, in the reasonable judgment of Parent, is required to satisfy any unsatisfied pending Claims (including estimated Damages arising from such Claims if the amount of such Damages has not been determined) as of the First Release Date shall be distributed to the Company Shareholders by the Escrow Agent, provided, however, that no portion of the escrow fund shall be distributed to the Company Shareholders until the termination of the Escrow Period if amounts used to fund Net Damages (as defined below) have been paid or, with respect to pending Claims, are, in the reasonable judgment of Parent, required to satisfy any unsatisfied pending Claims (including estimated Net Damages arising from such Claims if the amount of such Net Damages has not been determined) in an amount in excess of $200,000. For purposes of this Section 8.2(c), the term "Net Damages" shall mean Damages less the amount, if any, paid from the Escrow Amount for (i) any deficiencies in the amount of the required Final Closing Cash Balance or the Estimated Closing Cash Balance; (ii) any deficiencies in the amount of the required Final Working Capital or the Estimated Closing Working Capital; and (iii) the amount, if any, by which the Company's Third Party Expenses not reflected on the Estimated Closing Balance Sheet or the Final Closing Balance Sheet, which were not paid by the Company Shareholders, exceed $100,000.

         8.3      PROCEDURES FOR INDEMNIFICATION.

                  (a) If any of the Parent Indemnified Parties seek indemnification under this Article VIII, Parent shall give notice ("Claim Notice") to the Shareholder Representative of the basis of the claim (the "Claim") (i) within a reasonable time after discovery of the facts and (ii) in any event, within the time periods set forth in Section 8.1, provided that the failure to give such notice shall not relieve the Company Shareholders of any liability hereunder except to the extent that the Company Shareholders are materially adversely prejudiced by such failure. The Shareholder Representative shall give notice to Parent within fifteen (15) business days after receipt of the notice requested by this Section 8.3 advising whether he (i) acknowledges the Company Shareholders' obligation to indemnify the Parent Indemnified Parties or (ii) disputes the obligation to indemnify the Parent Indemnified Parties. If the Shareholder Representative acknowledges the Company Shareholders' indemnification obligation with respect to the Claim, and such Claim is based upon an asserted liability or obligation to a person or entity that is not a party to this Agreement (a "Third Party Claim"), Parent shall control and conduct the defense of any such Third Party Claim, including settlement. The Shareholder Representative shall be entitled (on behalf of the Company Shareholders), at its expense, to participate in, but not to determine or conduct the defense of any such Claim. Notwithstanding anything to the contrary set forth herein, except with the consent of the Shareholder Representative (which consent shall not be unreasonably withheld or delayed), no settlement of any such Third-Party Claim shall alone be determinative of the amount of Damages for which the Parent Indemnified Parties are entitled to indemnification with respect to such Claim. If such Claim is not a Third Party Claim, Parent shall be entitled to immediate satisfaction of such Claim. If the Shareholder Representative does not notify Parent within fifteen (15) business days following receipt of notice of a Claim that is not a Third Party Claim that the Company Shareholders disputes such Claim, such Claim shall be deemed a liability of the Company Shareholders and the Company Shareholders shall pay the amount of the Claim on demand by Parent, or in the case of any notice in which the amount of the Claim is estimated, on such later date when the amount of the Claim is finally determined. If the Shareholder Representative disputes the Claim in a timely manner as set forth herein, the Shareholder Representative and Parent shall proceed in good faith to negotiate a resolution of the dispute, or, if necessary, to final judgment or order of a court of competent jurisdiction determining the amount of the Damages or by any other means elected by Parent.

                  (b) If the Company Shareholders seek indemnification under this Article VIII, it shall give a Claim Notice to Parent of the basis of the Claim (i) within a reasonable time after discovery of the facts and (ii) in any event, within the time periods set forth in Section 8.1, provided that the failure to give such notice shall not relieve Parent of any liability hereunder except to the extent that Parent is materially adversely prejudiced by such failure. Parent shall give notice to the Shareholder Representative within fifteen (15) business days after receipt of the notice requested by this Section
8.3 advising whether it (i) acknowledges Parent's obligation to indemnify the Company Shareholders or (ii) disputes the obligation to indemnify the Company's Shareholders. If Parent acknowledges Parent's indemnification obligation with respect to the Claim, such Claim shall be deemed a liability of Parent and Parent shall pay the amount of the Claim on demand by the Shareholder Representative, or in the case of any notice in which the amount of the Claim is estimated, on such later date when the amount of the Claim is finally determined. If Parent disputes the Claim in a timely manner as set forth herein, Parent and the Shareholder Representative shall proceed in good faith to negotiate a resolution of the dispute, or, if necessary, to final judgment or order of a court of competent jurisdiction determining the amount of the Damages or by any other means elected by Parent.

         8.4      INDEMNIFICATION EXCLUSIVE; LIMITATIONS ON AMOUNT.

                  (a) Except as provided herein, the foregoing indemnification provisions shall be the sole and exclusive remedy after the Closing Date for money damages available to Parent for breach of any representations, warranties or covenants contained herein, but shall not limit any other remedy to which Parent may be entitled. Nothing in this Agreement shall be construed as limiting in any way the remedies that may be available to Parent in the event of fraud relating to the representations, warranties or covenants made by Company or the Principal Shareholders in this Agreement. The maximum amount that Parent shall be entitled to recover for Damages (except in the event of fraud) shall be up to an amount equal to the Escrow Amount (the "Cap"), and shall be recoverable solely from the Escrow Account. Notwithstanding the preceding sentence, the Cap and the limitation on recovering solely from the Escrow Amount shall not apply to (i) Damages recoverable from the Principal Shareholders in the event of any inaccuracy in or breach of the representations and warranties made by Company and the Principal Shareholders in Section 2.3, and (ii) Parent's right to offset Damages against one-half of the Contingent Consideration, subject to the conditions contained in Section 8.5, which shall be in addition to the amount recoverable from the Escrow Account.

                  (b) The Company Shareholders shall not be liable for claims made under this Article VIII until the aggregate amount of the Damages incurred by Parent shall exceed $75,000, in which event the indemnification obligations of the Company Shareholders shall apply to the amount of all claims made under this Article VIII, provided, however, that any amount recoverable by Parent with respect to (i) the amount that the Final Closing Cash Balance is less than the lesser of (A) $9,000,000 and (B) the Estimated Closing Cash Balance; (ii) the amount that the Final Working Capital of Company is less than the lesser of (A) $3,700,000 and (B) the Estimated Closing Working Capital; (iii) the amount that the Company's Third Party Expenses not reflected on the Estimated Closing Balance Sheet or the Final Closing Balance Sheet, which were not paid by the Company Shareholders, exceed $100,000; (iv) the amount of any Excess Dissenting Share Payments shall not be subject to the $75,000 threshold; (v) the amount of any Damages incurred by Company, the Surviving Corporation or any of the Parent Indemnified Parties arising out of or pertaining to any acts or omissions of Company's officers and/or directors existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the extent that such Claims are not covered by, or exceed the coverage or are deductible amounts, under, the Tail Policy; and (vi) the amount of any Damages incurred by Company, the Surviving Corporation or any of the Parent Indemnified Parties from claims relating to the matters set forth in Section
2.10 of the Company Schedule.

         8.5      RIGHT TO OFFSET.

                  With respect to any and all claims for which Parent is entitled to indemnification under this Agreement, Parent may offset any Damages for which a Claim by Parent has been properly made pursuant to this Article VIII, against one-half of any unpaid amounts payable to the holders of the Company Common Stock as Contingent Consideration, provided, however, that Damages may only be offset against the Contingent Consideration if Damages for

Claims paid or pending (based on estimated Damages arising from such Claims if the exact amount has not been determined) are in excess of the Escrow Amount, in which event Parent shall withhold payment of one-half of the Contingent Consideration until all such pending Claims have been paid or resolved by agreement of the parties or by a final non-appealable order or judgment of a court of competent jurisdiction.

                                   ARTICLE IX

                               GENERAL PROVISIONS

         9.1      NOTICES.

         All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via facsimile (receipt confirmed) to the parties at the following addresses or facsimile numbers (or at such other address or facsimile numbers for a party as shall be specified by like notice):


         if to Parent or Merger Sub, to:

                           Neoware Systems, Inc.
                           Attention: Keith D. Schneck, Chief Financial Officer Telephone No.: 610-277-8300
                           Facsimile No.: 610-275-5739

         with a copy to:

                           McCausland Keen & Buckman
                           Radnor Court, Suite 160
                           259 N. Radnor-Chester Road
                           Radnor, PA 19087
                           Attention:  Nancy D. Weisberg, Esquire
                           Telephone No.: 610-341-1070
                           Facsimile No: 610-341-1099

         if to Company, to:

                           Maxspeed Corporation
                           3788 Fabian Way
                           Palo Alto, CA 94303
                           Attention: Wei Ching
                           Telephone No.:
                           Facsimile No.:

         with a copy to:

                           Heller Ehrman LLP
                           275 Middlefield Road
                           Menlo Park, CA 94025
                           Attention: Richard A. Peers, Esquire
                           Telephone No.: 650-324-7000
                           Facsimile No.: 650-324-6001

         9.2      INTERPRETATIONS.

                  (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement. Unless otherwise indicated the words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity

                  (b) For purposes of this Agreement, the terms "Knowledge" and "Know" of a party with respect to any matter in question means (i) the actual knowledge of any of the following persons: Wei Ching and Ron Briggs and each of their successors or (ii) the knowledge that any of such persons would be reasonably expected to have after making inquiry of those persons employed by such party who would reasonably be expected to have knowledge of the fact or other matter in question.

                  (c) For purposes of this Agreement, the term "Material Adverse Effect" when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect that individually or in the aggregate is or is reasonably likely to be materially adverse to the business, assets, prospects (including intangible assets), financial condition or results of operations of such entity and its Subsidiaries taken as a whole

                  (d) For purposes of this Agreement, the term "Person" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity

                  (e) For purposes of this Agreement, the term "Foreign" and "Domestic" shall be deemed a reference to a country outside the United States and the United States, respectively.

         9.3      COUNTERPARTS.

         This Agreement may be executed by facsimile in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement

         9.4      ENTIRE AGREEMENT; PARTIES IN INTEREST.

         This Agreement (and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Schedule and the Exhibits hereto) and the Confidentiality Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all other prior agreements and understandings both written and oral between the parties with respect to the subject matter hereof and thereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns and, except as expressly provided herein, nothing in this Agreement is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement

         9.5      SEVERABILITY.

                  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision

         9.6      OTHER REMEDIES; SPECIFIC PERFORMANCE

         Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         9.7      GOVERNING LAW.

         This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof; provided, however, that (a) any matter involving the internal corporate affairs of Company or any party hereto shall be governed by the provisions of the jurisdictions of its incorporation and (b) the form and content of the Merger and the consequences of the filing thereof shall be governed by California Law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within the State of Delaware, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

         9.8      RULES OF CONSTRUCTION.

         The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

         9.9      ASSIGNMENT.

         No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.





         9.10     WAIVER OF JURY TRIAL.

         EACH OF PARENT, COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

         9.11     DEFINITIONS

         Capitalized terms used herein shall have the respective meanings ascribed to such terms in the Section indicated below.

                  2006 Annual Report                           Section 1.6(c)
                  Accounting Arbitrator                        Section 1.6(c)
                  Accounting Firm                              Section 1.6(b)(iii)(c)
                  Acquisition Proposal                         Section 5.4(a)
                  Acquisition Transaction                      Section 5.4(a)
                  Affiliate                                    Section 2.11(a)
                  Approvals                                    Section 2.1(a)
                  Audited Financial Statements                 Section 2.7(a)
                  Business Day                                 Section 1.6(c)(i)
                  California Law                               Section Recitals
                  Cap                                          Section 8.4(a)
                  Cash Balance Adjustment                      Section 1.6(b)(iii)

                  Certificates                                 Section 1.8(c)
                  Claim                                        Section 8.3
                  Claim Notice                                 Section 8.3
                  Closing                                      Section 1.2
                  Closing Date                                 Section 1.2
                  Closing Payment                              Section 1.6(a)
                  COBRA                                        Section 2.12(b)
                  Code                                         Section 1.8(e)
                  Common Initial Merger Consideration          Section 1.7(a)
                  Company                                      Preamble
                  Company Charter Documents                    Section 2.2
                  Company Common Stock                         Section 1.6
                  Company Environmental Permits                Section 2.16(c)
                  Company Intellectual Property                Section 2.18(a)
                  Company Option Plans                         Section 2.3(a)
                  Company Options                              Section 2.3(a)
                  Company Permits                              Section 2.6(b)
                  Company Preferred Stock                      Section 1.6
                  Company Products                             Section 2.18(a)
                  Company Schedule                             Section 2
                  Company Shareholder List                     Section 5.10
                  Company Shareholders                         Section 2.4
                  Company Shareholders' Meeting                Section 5.1(a)
                  Company Stock                                Section 1.6
                  Confidentiality Agreement                    Section 5.3(a)
                  Contingent Consideration                     Section 1.6(c)
                  Contract                                     Section 2.19(a)
                  Copyrights                                   Section 2.18(a)
                  Damages                                      Section 8.2
                  Director Indemnification Agreements          Section 5.13
                  Dispute Notice                               Section1.6(c)
                  Disputed Items                               Section 1.6(c)
                  Dissenting Shares                            Section 1.11
                  DOL                                          Section 2.11(a)
                  Domestic                                     Section 9.2(e)
                  Earnout Period                               Section 1.6(c)
                  Earnout Revenues                             Section 1.6(c)
                  Effective Time                               Section 1.2
                  Employment Agreements                        Recital D
                  Employment Contracts                         Section 2.11(a)
                  Equipment                                    Section 2.14(b)
                  ERISA                                        Section 2.11(a)
                  Escrow Agent                                 Section 1.8(a)
                  Escrow Agreement                             Section 1.6(a)
                  Escrow Amount                                Section 1.6(a)
                  Escrow Period                                Section 1.6(a)

                  Estimated Closing Balance Sheet              Section 1.6(b)(ii)(a)
                  Estimated Closing Cash Balance               Section 1.6(b)(ii)(a)
                  Estimated Closing Working Capital            Section 1.6(b)(ii)(b)
                  Excess Dissenting Share Payments             Section 1.11
                  Exchange Act                                 Section 3.6(a)
                  Final Closing Balance Sheet                  Section 1.6(b)(iii)
                  Final Closing Cash Balance                   Section 1.6(b)(iii)
                  Final Working Capital                        Section 1.6(b)(iii)
                  Financial Statements                         Section 2.7(a)
                  Foreign                                      Section 9.2(c)
                  GAAP                                         Section 2.7(b)
                  Governmental Entity                          Section 2.5(b)
                  Grants                                       Section 2.23
                  Hazardous Material                           Section 2.16(a)
                  Hazardous Material Activities                Section 2.16(b)
                  Holdback Amount                              Section 1.6(a)
                  Holdback Period                              Section 1.6(a)
                  Information Statement                        Section 5.1(a)
                  Initial Merger Consideration                 Section 1.6(a)
                  Insurance Policies                           Section 2.20
                  Intellectual Property                        Section 2.18(a)
                  International Employee Plan                  Section 2.11(e)
                  IRS                                          Section 2.11(a)
                  Know                                         Section 9.2(b)
                  Knowledge                                    Section 9.2(b)
                  Legal Requirements                           Section 2.3(a)
                  Liens                                        Section 2.14(a)
                  Marks                                        Section 2.18(a)
                  Material Adverse Effect                      Section 9.2(c)
                  Material Contract(s)                         Section 2.19(a)
                  Merger                                       Section 1.1
                  Merger Consideration                         Section 1.6
                  Merger Sub                                   Preamble
                  Noncompetition Agreements                    Recitals D
                  Parent                                       Preamble
                  Parent Charter Documents                     Section 3.2
                  Parent Indemnified Parties                   Section 8.2
                  Parent Schedule                              Section 3
                  Parent SEC Reports                           Section 3.6(a)
                  Patents                                      Section 2.18(a)
                  Paying Agent                                 Section 1.8(a)
                  Per Share Common Closing Payment             Section 1.7(a)
                  Per Share Common Initial Consideration       Section 1.7(a)
                  Per Share Common Escrow Amount               Section 1.7(a)
                  Per Share Common Holdback Amount             Section 1.7(a)
                  Per Share Contingent Consideration           Section 1.7(a)

                  Per Share Series A Closing Payment           Section 1.7(a)
                  Per Share Series A Escrow Amount             Section 1.7(a)
                  Per Share Series A Holdback Amount           Section 1.7(a)
                  Per Share Series A Merger Consideration      Section 1.7(a)
                  Per Share Series B Closing Payment           Section 1.7(a)
                  Per Share Series B Escrow Amount             Section 1.7(a)
                  Per Share Series B Holdback Amount           Section 1.7(a)
                  Per Share Series B Merger Consideration      Section 1.7(a)
                  Per Share Series C Closing Payment           Section 1.7(a)
                  Per Share Series C Escrow Amount             Section 1.7(a)
                  Per Share Series C Holdback Amount           Section 1.7(a)
                  Per Share Series C Merger Consideration      Section 1.7(a)
                  Person                                       Section 9.2(d)
                  Plans                                        Section 2.11(a)
                  Policy                                       Section 5.12
                  Post-Closing Acquisition Revenues            Section 1.6(c)(i)
                  PRC                                          Section 2.1(b)
                  Principal Shareholders                       Preamble
                  Returns                                      Section 2.15(b)(i)
                  SEC                                          Section 3.6(a)
                  Securities Act                               Section 3.6(a)
                  September 2006 Quarterly Report              Section 1.6(c)
                  Series A Merger Consideration                Section 1.7(a)
                  Series A Preferred Stock                     Section 1.7(a)
                  Series B Merger Consideration                Section 1.7(a)
                  Series B Preferred Stock                     Section 1.7(a)
                  Series C Merger Consideration                Section 1.7(a)
                  Series C Preferred Stock                     Section 1.7(a)
                  Shareholder Representative                   Preamble
                  Subsidiary                                   Section 2.1(b)
                  Surviving Corporation                        Section 1.1
                  Tail Policy                                  Section 5.13(a)
                  Tax                                          Section 2.15(a)
                  Taxes                                        Section 2.15(a)
                  Third Party Claim                            Section 8.3
                  Third Party Expenses                         Section 7.3
                  Trade Secrets                                Section 2.18(a)
                  Unaudited Balance Sheet                      Section 1.6(d)
                  Voting Agreements                            Recital D
                  WFOEs                                        Section 2.1(b)
                  Working Capital Adjustment                   Section 1.6(b)(iii)

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.


                                  NEOWARE SYSTEMS, INC.

                                  By:      /s/ Keith D. Schneck
                                       ---------------------------------------
                                           Keith D. Schneck
                                           Chief Financial Officer


                                  RABBIT CORPORATION

                                  By:      /s/ Patricia A. Leotta
                                       ---------------------------------------
                                           Patricia A. Leotta
                                           Secretary

                                  MAXSPEED CORPORATION

                                  By:      /s/ Wei Ching
                                       ---------------------------------------
                                           Wei Ching
                                           President and Chief Executive Officer


                                  PRINCIPAL SHAREHOLDERS, with
                                  respect to Section 2.3 and Article VIII only.


                                           /s/ Wei Ching
                                  --------------------------------------------
                                           Wei Ching

                                           /s/ Chu Nei
                                  --------------------------------------------
                                           Chu Nei